                                                                 Exhibit 10(p)

                            ASSET PURCHASE AGREEMENT

                                   Dated as of

                                 March 23, 1999

                                  by and among

                    Source One Mortgage Services Corporation,
                                   as Seller,

                    Fund American Enterprises Holdings, Inc.,
                                   as Parent,

                                       and

                            Citicorp Mortgage, Inc.,
                                  as Purchaser

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

ARTICLE I - Certain Definitions...............................................1
   Section 1.01  Certain Definitions..........................................1

ARTICLE II - Transfer of Assets and Assumption of Liabilities.................8
   Section 2.01  Assets to be Sold............................................8
   Section 2.02  Nonassignable Permits, Licenses, Leases and Contracts........10
   Section 2.03  Liabilities Assumed by the Purchaser.........................11
   Section 2.04  Liabilities Not Assumed by the Purchaser.....................11

ARTICLE III - Payment.........................................................12
   Section 3.01  Calculation of Payment.......................................12

ARTICLE IV - Representations and Warranties of the Seller and the Parent......15
   Section 4.01  Organization of the Seller and the Parent....................15
   Section 4.02  Subsidiaries.................................................15
   Section 4.03  Power and Authority..........................................15
   Section 4.04  No Conflicts.................................................15
   Section 4.05  Litigation; Compliance with Laws.............................16
   Section 4.06  Financial Statements; SEC Reports............................17
   Section 4.07  Purchased Assets; Real Property; Leases and Other
                 Contracts; Insurance.........................................18
   Section 4.08  Employee Benefit and Pension Plan Matters....................19
   Section 4.09  Labor Relations..............................................19
   Section 4.10  Mortgage Loans...............................................20
   Section 4.11  [Reserved]...................................................26
   Section 4.12  Transactions with Affiliates.................................26
   Section 4.13  Interest Rate Risk Management Instruments....................26
   Section 4.14  Intellectual Property........................................27
   Section 4.15  Environmental Liability......................................29
   Section 4.16  Brokers......................................................29
   Section 4.17  Information Supplied; Accuracy of Data.......................29
   Section 4.18  Taxes........................................................30

ARTICLE V - Representations and Warranties of the Purchaser...................31
   Section 5.01  Organization of the Purchaser................................31
   Section 5.02  Power and Authority..........................................31
   Section 5.03  No Conflicts.................................................31
   Section 5.04  Brokers......................................................32
   Section 5.05  Licenses.....................................................32

ARTICLE VI - Employee and Employee-Related Matters............................32
   Section 6.01  Basic Employment Matters.....................................32
   Section 6.02  Defined Benefit Plans........................................33
   Section 6.03  Defined Contribution Plans...................................33
   Section 6.04  Severance Arrangements.......................................34
   Section 6.05  Other Employee Benefits......................................34

ARTICLE VII - Closing.........................................................35
   Section 7.01  The Closing..................................................35

ARTICLE VIII - Conditions to Obligations of the Purchaser to Consummate
               the Transaction................................................35
   Section 8.01  Representations and Warranties; Compliance with Covenants....35
   Section 8.02  No Injunction................................................36
   Section 8.03  Approvals....................................................36
   Section 8.04  Third Party Consents.........................................36
   Section 8.05  Bill of Sale, etc............................................36
   Section 8.06  Survey; Title Policies.......................................36
   Section 8.07  Employment Agreement.........................................36
   Section 8.08  Transfer Instructions........................................36

ARTICLE IX - Conditions to Obligations of the Seller and the Parent to
             Consummate the Transaction.......................................37
   Section 9.01  Representations and Warranties; Compliance with Covenants....37
   Section 9.02  No Injunction................................................37
   Section 9.03  Approvals....................................................37
   Section 9.04  Third Party Consents.........................................37
   Section 9.05  Assumption Agreement.........................................37

ARTICLE X - Covenants.........................................................38
   Section 10.01  HSR Filings.................................................38
   Section 10.02  Injunctions.................................................38
   Section 10.03  Access to Information.......................................38
   Section 10.04  No Extraordinary Actions by the Seller......................38
   Section 10.05  Commercially Reasonable Efforts; Further Assurances.........40
   Section 10.06  Bulk Sales Laws.............................................41
   Section 10.07  Insurance and Benefits Contracts............................41
   Section 10.08  Use of Names................................................41
   Section 10.09  Transfer of Mortgage Loans..................................41
   Section 10.10  Mail Received After Closing.................................42
   Section 10.11  Confidentiality; Publicity..................................42
   Section 10.12  Transition Services.........................................42
   Section 10.13  Access to Records After the Closing.........................42
   Section 10.14  Title Commitments; Surveys..................................43
   Section 10.15  Updated Mortgage Loan Schedule..............................44
   Section 10.16  System Upgrade..............................................44
   Section 10.17  Final Certification and Recertification, etc................44

   Section 10.18  Repurchase of Mortgage Loans................................44
   Section 10.19  Agreement Not to Compete; Non-Solicitation..................45
   Section 10.20  Parent Guarantee............................................46
   Section 10.21  Redemption of QUICS.........................................46
   Section 10.22  Collection of Receivables...................................46
   Section 10.23  SOM.........................................................47
   Section 10.24  Private Label Subservicing Capability.......................47
   Section 10.25  Northwest Pacific...........................................47

ARTICLE XI - Tax Matters......................................................48
   Section 11.01  Allocation of Responsibility................................48
   Section 11.02  Tax Returns.................................................48
   Section 11.03  Tax Sharing and Tax Payment Agreements......................49
   Section 11.04  Assistance and Cooperation..................................49
   Section 11.05  Record Retention............................................50
   Section 11.06  Contest.....................................................50
   Section 11.07  Section 338(h)(10) Election.................................50
   Section 11.08  Allocation of Purchase Price................................51
   Section 11.09  Purchaser Activity on Closing Date and Post-Closing.........51
   Section 11.10  Liability for Taxes and Related Matters.....................52

ARTICLE XII - Survival and Indemnification....................................53
   Section 12.01  Survival....................................................53
   Section 12.02  Indemnification by the Seller...............................53
   Section 12.03  Indemnification by the Purchaser............................54
   Section 12.04  Procedures for Making Claims Against Indemnifying Party.....54
   Section 12.05  Limitations and Rules of Construction Regarding
                  Indemnification Obligations.................................55
   Section 12.06  Defense of Claims...........................................56
   Section 12.07  Remedies Exclusive..........................................57

ARTICLE XIII - Termination....................................................58
   Section 13.01  Termination.................................................58
   Section 13.02  Obligations Shall Cease.....................................58
   Section 13.03  Fees and Expenses...........................................58

ARTICLE XIV - Miscellaneous...................................................58
   Section 14.01  Complete Agreement..........................................58
   Section 14.02  Waiver, Discharge, etc......................................58
   Section 14.03  Notices.....................................................59
   Section 14.04  Governing Law; Waiver of Jury Trial.........................60
   Section 14.05  Headings....................................................60
   Section 14.06  Successors..................................................60
   Section 14.07  Third Parties...............................................60
   Section 14.08  Counterparts................................................60

                                    EXHIBITS

Exhibit A   Form of Assumption Agreement

Exhibit B   Form of Bill of Sale

Exhibit C   Form of Transition Services Agreement

Exhibit D   Form of Trademark Assignment

Exhibit E   Form of Claim Notice

Appendix I  1998 Financial Statements

                                    SCHEDULES

Schedule 1.01           Disclosure Schedule
Schedule 2.01(a)        Purchased Assets
Schedule 2.01(b)        Excluded Assets
Schedule 2.03           Assumed Liabilities
Schedule 2.04           Subsidiary Obligations
Schedule 3.01(a)        Closing Statement Procedures
Schedule 3.01(a)(ii)    Chase Allocation
Schedule 5.03           Purchaser's Conflicts and Approvals
Schedule 6.01(a)        Basic Employment Matters
Schedule 6.01(c)        "Reinstated" Employees
Schedule 8.04           Third Party Consents (Purchaser's Condition)
Schedule 8.07           Employment Agreements
Schedule 8.08           Transfer Instructions
Schedule 9.04           Third Party Consents (Seller's Condition)
Schedule 10.04(a)(iv)   Capital Expenditures
Schedule 10.04(a)(vi)   Open Employee Requisitions
Schedule 10.16          System Upgrade
Schedule 10.22          Collection of Accounts
Schedule 10.23          SOM Approvals to Be Obtained
Schedule 12.05(b)       Disregarded Exceptions

                               DISCLOSURE SCHEDULE

Sections 4.04, 4.05(b), 4.05(c), 4.06(c), 4.06(e), 4.07(a), 4.07(b), 4.07(c),
4.07(d), 4.08(a), 4.10(a), 4.10(f), 4.10(i)(A), 4.10(i)(B), 4.10(j), 4.10(k),
4.10(l), 4.10(q), 4.10(r)(i), 4.10(r)(ii), 4.10(u), 4.10(v)(iii), 4.12, 4.14(a),
4.14(c), 4.14(d), 4.14(f), 4.14(g), 4.17, 4.18(a)(iii), 4.18(a)(vii), 4.18(a)(x)

                            ASSET PURCHASE AGREEMENT

      ASSET PURCHASE AGREEMENT dated as of March 23, 1999, among Source One Mortgage Services Corporation, a Delaware corporation (the "Seller"), Fund American Enterprises Holdings, Inc., a Delaware corporation and the direct or indirect owner of all of the common stock of the Seller (the "Parent"), and Citicorp Mortgage, Inc., a Delaware corporation (the "Purchaser").

                              W I T N E S S E T H:

      WHEREAS, upon the terms and subject to the conditions of this Agreement, the Seller desires to sell, convey, assign, transfer and deliver to the Purchaser, and the Purchaser desires to purchase and acquire from the Seller, substantially all of the assets, subject to certain of the liabilities, of the Seller's business of origination, selling and servicing of residential and commercial mortgage loans and Seller's business relating to the sale of certain insurance products (collectively, the "Business");

      NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, the parties hereby agree as follows:

                                    ARTICLE I
                               CERTAIN DEFINITIONS

      Section 1.01 CERTAIN DEFINITIONS. As used in this Agreement, unless the context requires otherwise, the following terms shall have the meanings indicated, and additional capitalized terms shall have the meanings assigned elsewhere in this Agreement (with terms being defined in the singular having a corresponding meaning in the plural and vice versa):

      "ADJUSTMENT SCHEDULE" has the meaning assigned in Section 3.01(c).

      "AFFILIATE" of any Person means any other Person, existing or future, directly or indirectly, Controlling, Controlled by or under common Control with the former Person.

      "APPLICABLE REQUIREMENTS" means, with respect to a Mortgage Loan, all applicable contractual requirements (including contractual requirements of private investors), all applicable Laws, all requirements of any insurer under any applicable Primary Insurance Policy, and all applicable requirements and guidelines of FNMA, FHLMC, HUD, GNMA, FHA and VA.

      "APPRAISED VALUE" means with respect to any Mortgaged Property, the lesser of (i) the purchase price paid for the related Mortgaged Property by the Mortgagor with the proceeds of the Mortgage Loan and (ii) the value thereof as determined by an appraisal made for the originator of the Mortgage Loan at the time of origination of the Mortgage Loan by an appraiser who met the minimum requirements of FNMA, FHLMC and HUD (an "approved appraiser"), provided, however, in the case of a Refinanced Mortgage Loan, either (x) the appraisal was made at the time of origination of such Refinanced Mortgage Loan by an approved appraiser or (y) if a new appraisal was not needed to satisfy the Applicable Requirements, the appraisal was made for the originator of the mortgage loan that was replaced by such Refinanced Mortgage Loan at the time of origination of such initial mortgage loan by an approved appraiser.

      "APPROVALS" means franchises, licenses, permits, certificates of occupancy and other approvals, authorizations and consents.

      "ASSIGNMENT OF MORTGAGE" means an individual assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to give record notice of the sale of the Seller's interest in the Mortgage to the Purchaser or its designee.

      "ASSUMED LIABILITIES" has the meaning assigned in Section 2.03.

      "ASSUMPTION AGREEMENT" means a duly executed assumption agreement in substantially the form of Exhibit A hereto.

      "BILL OF SALE" means a duly executed bill of sale in substantially the form of Exhibit B hereto.

      "BUSINESS" has the meaning assigned in the preamble to this Agreement.

      "BUSINESS DAY" means any day on which the Seller, Parent, Purchaser and commercial banks in New York City and Michigan are open for business.

      "CLOSING" means the closing of the transactions contemplated by this Agreement.

      "CLOSING DATE" means the date on which the Closing actually occurs.

      "CLOSING STATEMENT" has the meaning assigned in Section 3.01(a).

      "CODE" means the Internal Revenue Code of 1986, as amended.

      "COMMERCIALLY REASONABLE EFFORTS" means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved in the required time frame.

      "CONTRACT" means any note, bond, mortgage, indenture, deed of trust, license agreement, franchise, contract, agreement, Lease, instrument or guarantee.

      "CONTROL" means the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by contract or otherwise.

      "CONVENTIONAL MORTGAGE LOAN" means any Mortgage Loan that is neither an FHA Loan nor a VA Loan.

      "CUT-OFF DATE" has the meaning assigned in Section 4.10(b).

      "DISCLOSURE SCHEDULE" means the disclosure schedule attached hereto as
Schedule 1.01.

      "EMPLOYEES" has the meaning assigned in Section 6.01.

      "EMPLOYEE PLANS" has the meaning assigned in Section 4.08.

      "EMPLOYER" has the meaning assigned in Section 6.01.

      "EXCLUDED ASSETS" has the meaning assigned in Section 2.01(b).

      "FHA INSURANCE CONTRACT" or "FHA INSURANCE" means the contractual obligation of FHA respecting the insurance of an FHA Loan pursuant to the National Housing Act, as amended.

      "FHA LOAN" means a Mortgage Loan which is the subject of an FHA Insurance Contract as evidenced by a Mortgage Insurance Certificate.

      "GAAP" means generally accepted accounting principles, applied consistently with the Seller's past practices (to the extent such past practices are consistent with generally accepted accounting principles).

      "GAAP BOOK VALUE" means book value determined in accordance with GAAP.

      "GOVERNMENTAL AGENCY" means any governmental body or other regulatory or administrative agency or commission (including FNMA, FHLMC and GNMA).

      "HAZARDOUS MATERIALS" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, polychlorinated biphenyls and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous waste," "hazardous materials," "extremely hazardous substances," "toxic substances," "toxic pollutants," "contaminants," or "pollutants," or words of similar import, under any applicable Laws; and (c) any materials which could be or are defined by any applicable Law to be hazardous to human health.

      "INCOME TAX" means any federal, state, local, or foreign income or franchise tax, and any other tax imposed on or measured by income, including any interest, penalty, or addition thereto, whether disputed or not.

      "INCOME TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

      "INDEMNIFIABLE LOSS" means a Purchaser Indemnifiable Loss or a Seller Indemnifiable Loss, as such terms are defined in Section 12.02 and Section 12.03, respectively.

      "INDEMNIFIED PARTY" has the meaning assigned in Section 12.05.

      "INDEMNIFYING PARTY" means a party having indemnification obligations pursuant to Article XII.

      "INTELLECTUAL PROPERTY RIGHTS" means any and all of the following used in or related to the Business: (i) trade secrets, inventions, ideas and conceptions of inventions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a patent application or applications,
(ii) United States, international and foreign patents, patent, applications and statutory invention registrations, all rights therein provided by international treaties or conventions and all improvements thereto, (iii) trademarks, service marks, certification marks, collective marks, trade dress, logos, domain names, product configurations, trade names, business names, corporate names, and other source identifiers, whether or not registered, whether currently in use or not, including all common law rights, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extension and renewals of any of the foregoing,
(iv) copyrightable works, copyrights, whether or not registered, and registrations and applications for registration thereof in the United States or any foreign country, and all rights therein provided by international treaties or conventions, (v) Software, (vi) technical and business information, including know-how, manufacturing and production processes and techniques, research and development information, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information, whether or not confidential, (vii) copies and tangible embodiments of all the foregoing, in whatever form or medium, (viii) licenses and sublicenses (whether as licensee, sublicensee, licensor or sublicensor) in connection with any of the foregoing, and (ix) all goodwill associated with the foregoing and all rights to sue or recover and retain damages and costs and attorneys' fees for past, present, and future infringement or breach of any of the foregoing; provided that Intellectual Property Rights shall not include readily available commercial products such as off-the-shelf or publicly vended software programs.

      "JUDGMENT" means any judgment, ruling, order or decree.

      "KNOWLEDGE" by a Person of a particular fact or matter means that a member of senior management of such Person (i.e., a senior vice president or more senior officer), after reasonable investigation, is actually aware of such fact or matter, provided that any such member of senior management shall be presumed to know such fact or matter based on facts, circumstances or information contained or described in the books, records or files of such Person.

      "LAW" means any order, writ, injunction, decree, judgment, ruling, law, decision, opinion, statute, rule or regulation of any governmental, judicial, legislative, executive, administrative or regulatory authority of the United States, or of any state, local or foreign government or any subdivision thereof, or of any Governmental Agency, including, without limitation, any federal, state or local fair lending laws.

      "LEASE" means any lease, sublease, easement, license, right-of-way or similar interest in real or personal property.

      "LIEN" means any lien, easement, encumbrance, mortgage or other conflicting ownership or security interest in favor of any third party.

      "LITIGATION" means any action, suit, claim, proceeding, investigation or written inquiry by or before any Governmental Agency, court or arbitrator.

      "LOAN GUARANTY CERTIFICATE" means the certificate evidencing a VA Guaranty Agreement.

      "LOAN-TO-VALUE RATIO" or "LTV" means with respect to any Mortgage Loan as of any date of determination, the ratio on such date of the outstanding principal amount of the Mortgage Loan to the Appraised Value of the Mortgaged Property.

      "MATERIAL ADVERSE EFFECT" or "MATERIAL ADVERSE CHANGE", with respect to any party or with respect to the Business, means any change, occurrence or effect, direct or indirect, that would have a material adverse effect on the business, operations, properties (including tangible properties), financial condition, assets, obligations or liabilities (whether absolute, accrued or contingent) of such party and its subsidiaries taken as a whole or of the Business taken as a whole, as the case may be.

      "MORTGAGE" means the mortgage, deed of trust or other instrument creating a lien on Mortgaged Property securing the Mortgage Note.

      "MORTGAGE INSURANCE CERTIFICATE" means the certificate evidencing an FHA Insurance Contract.

      "MORTGAGE LOANS" means (i) the mortgage loans (including subprime loans) and Pipeline Loans owned by Seller or the Subsidiaries and (ii) without duplication, the mortgage loans for which Seller or a Subsidiary owns the related Servicing Rights, in each case as identified on the Mortgage Loan Schedule, and all of Seller's or a Subsidiary's rights and benefits with respect thereto, including without limitation rights with respect to related payments and proceeds (including real estate acquired in respect of a mortgage loan).

      "MORTGAGE LOAN SCHEDULE" has the meaning assigned in Section 4.10(b).

      "MORTGAGE NOTE" means the original executed note or other evidence of the Mortgage Loan indebtedness of a Mortgagor.

      "MORTGAGED PROPERTY" means the Mortgagor's real property securing repayment of a related Mortgage Note.

      "MORTGAGOR" means the obligor on a Mortgage Note, the owner of the Mortgaged Property and the grantor or mortgagor named in the related Mortgage and such grantor's or mortgagor's successors in title to the Mortgaged Property.

      "NET PURCHASE PRICE" has the meaning assigned in Section 3.01(a).

      "OWNED MORTGAGE LOANS" means those mortgage loans referred to in clause
(i) of the definition of "Mortgage Loans".

      "PERSON" means an individual, a corporation, a limited liability company, a partnership, an unincorporated association, a joint venture, a government or Governmental Agency or another entity or group.

      "PRE-CLOSING SERVICING OBLIGATIONS" has the meaning assigned in Section 2.03.

      "PIPELINE LOAN" means each pending mortgage loan to be secured by residential real property by a mortgage lien (i) with respect to which Seller or its Subsidiaries has (a) issued a commitment or otherwise agreed with an applicant to fund, (b) determined to fund, (c) committed to a specified interest rate or (d) issued a commitment (including, without limitation, bulk commitments or assignments of trades) or otherwise agreed with a broker or correspondent originator or purchaser to purchase and (ii) which has not closed or been purchased from a correspondent as of the Closing Date.

      "PRIMARY INSURANCE POLICY" means a policy of primary mortgage guaranty insurance issued by an insurer acceptable to FNMA, FHLMC and any private investor.

      "PURCHASED ASSETS" has the meaning assigned in Section 2.01(a).

      "QUICS" has the meaning assigned in Section 2.03.

      "REFINANCED MORTGAGE LOAN" means a Mortgage Loan the proceeds of which were not used to purchase the related Mortgaged Property.

      "RELATED DOCUMENTS" means all other agreements and instruments described in this Agreement that are to be executed and delivered at or prior to the Closing in connection with the transactions contemplated hereby.

      "RETAINED LIABILITIES" has the meaning assigned in Section 2.04.

      "SELLER IPR" means all Intellectual Property Rights owned by or licensed to the Seller or a Subsidiary.

      "SERVICING RIGHTS" means the right, title and interest of the Seller and each Subsidiary in and to the servicing of the Mortgage Loans.

      "SOFTWARE" means computer software and subsequent versions thereof developed or currently being developed, manufactured, sold or marketed by the Seller or any Subsidiary or acquired from third parties, including without limitation, source code, object code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons, and all files, data materials, manuals, design notes and other items and documentation related thereto or associated therewith.

      "SUBSERVICED MORTGAGE LOANS" means the mortgage loans identified as such on the Mortgage Loan Schedule.

      "SUBSERVICING RIGHTS" means the right, title and interest of the Seller and each Subsidiary in and to the subservicing of the Subserviced Mortgage Loans.

      "SUBSIDIARIES" means Central Pacific Mortgage Corporation ("CPM"), CMC Insurance Agency, Inc., MHMC Insurance Agency, Inc., SOMSC Services, Inc. and Source One Mortgage Corporation ("SOM"), the wholly owned subsidiaries of the Seller.

      "TAXES" (including, with correlative meaning, the term "TAXABLE") means all taxes, charges, fees, duties, levies, or other assessments imposed by any federal, state, local or foreign taxing authority, including without limitation federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, severances, stamp, payroll, sales, use, employment, unemployment, disability, property, withholding, backup withholding, excise, production, occupation, service, service use, leasing and leasing use, AD VALOREM, value added, occupancy, transfer, and other taxes, of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

      "TAX RETURNS" means all returns and reports, information returns, or payee statements (including, but not limited to elections, declarations, filings, forms, statements, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

      "THIRD PARTY IPR" means the rights possessed by the Seller or any Subsidiary in any other Person's Intellectual Property Rights, including without limitation, patents, copyrights, trademarks, or trade secrets, which relate to or are used in the Business and which are not owned by the Seller or any Subsidiary.

      "TRADE SECRETS" means each trade secret included in the Intellectual Property Rights.

      "TRADEMARK ASSIGNMENT" means a duly executed trademark assignment in substantially the form of Exhibit D hereto.

      "TRANSFER INSTRUCTIONS" means the transfer instructions identified on
Schedule 8.08.

      "TRANSITION SERVICES AGREEMENT" has the meaning assigned in Section 10.12.

      "VA GUARANTY AGREEMENT" means the obligation of the United States to pay a specific percentage of a Mortgage Loan (subject to a maximum amount) upon default of the Mortgagor pursuant to the Serviceman's Readjustment Act, as amended.

      "VA LOAN" means a Mortgage Loan which is the subject of a VA Guaranty Agreement as evidenced by a Loan Guaranty Certificate.

      "VA NO-BID" means a VA no-bid or a VA buydown.

      "YEAR 2000 COMPLIANT" means, with respect to an internal system, that at all times before, during and after January 1, 2000, such internal system accurately processes and handles date and time data from, into and between the twentieth and twenty-first centuries, and the years 1999 and 2000, including, without limitation, leap year calculations, to the extent that other information technology used in combination with such internal systems and such products and services properly exchange date and time data with it.

                                   ARTICLE II
                             TRANSFER OF ASSETS AND
                            ASSUMPTION OF LIABILITIES

      Section 2.01 ASSETS TO BE SOLD.

      (a) Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, convey, assign, transfer and deliver to the Purchaser all of the properties, Contracts, Approvals, rights and assets (of every kind, nature, character and description, real, personal or mixed, tangible or intangible, accrued, contingent or otherwise, and wherever situated) of the Seller, other than the Excluded Assets. Such assets and property shall include, without limitation, all right, title and interest of the Seller in all land, offices, buildings (together with improvements, appurtenances, licenses and permits), motor vehicles, equipment, furniture and fixtures, supplies, stationery, cash and cash equivalents, Owned Mortgage Loans, other loans, the Servicing Rights, the Subservicing Rights, accrued interest, interests in real estate investment conduits, securities, hedging instruments (other than hedges relating to the Servicing Rights), accounts receivable (including written-off accounts), bank accounts (including escrow accounts), credits, deferred charges, security deposits, advance payments, prepaid expenses, deposits, Approvals of any Governmental Agency or other third party, claims (including insurance claims), suits and judgments against third parties (including warranty claims relating to goods, equipment or real property sold to the Seller and claims arising from the infringement of any Intellectual Property Right), all of the outstanding capital stock of the Subsidiaries, the Seller's investment in MERSCORP, Inc., the right to receive mail, payments on loans and accounts receivable and other communications, Software and licenses and other rights to use Software, lists of customers and suppliers, other files and business records, advertising materials, customer application forms, Seller IPR, Third Party IPR, the Seller's right, title and interest in Contracts and the goodwill associated with the foregoing, but shall not include the Excluded Assets. All the assets to be transferred pursuant to this Agreement are referred to collectively herein as the "Purchased Assets". The Purchased Assets shall include, without limitation, all assets in the categories described on Schedule 2.01(a) owned by the Seller immediately prior to the Closing. For purposes of this Agreement, except where the context requires otherwise, the properties, contracts, rights and assets of the Subsidiaries shall be considered Purchased Assets.

      (b) Notwithstanding anything to the contrary in this Agreement, the Purchased Assets shall not include any of the following (the "Excluded Assets"):
(i) any deferred Tax assets and current Tax receivables relating to the Seller and the Subsidiaries; (ii) any claims, refunds, credits or overpayments with respect to any Taxes paid or incurred by the Seller and its Affiliates, or any related interest received from the relevant taxing authority for periods ending prior to the Closing Date, and the appropriately prorated portion thereof for periods commencing prior to the Closing Date and ending on or after the Closing Date; (iii) the rights of the Seller under this Agreement and the Related Documents; (iv) the minute books, stock transfer books, seal and general corporate accounting records of the Seller; (v) Contracts relating to any Employee Plans (other than those relating to post-Closing benefits provided to or for the benefit of persons who are employees of CPM on the Closing Date) and Contracts to make any payment to an employee, officer or director of the Seller or an Affiliate; (vi) Contracts between the Seller on the one hand and the Parent or its Affiliates (other than the Subsidiaries) on the other hand, and any claims or rights of the Seller thereunder, except as provided in the Transition Services Agreement; (vii) insurance policies (other than financial guarantee or similar policies insuring other Purchased Assets); (viii) any capital stock of, or other investments in, Financial Security Assurance Holdings Ltd. ("FSA"), US West Inc., Northwest Pacific Mortgage Company ("Northwest Pacific") or any other corporation of which the Seller owns less than all of the outstanding capital stock (except for the Seller's investment in MERSCORP, Inc.), and the Seller's interest in Insurance Partners L.P.; (ix) any mortgage loans or servicing or subservicing rights not identified on the Mortgage Loan Schedule; (x) hedging instruments related to the Servicing Rights; (xi) prepaid expenses related to any of the foregoing; (xii) recorded goodwill; and (xiii) without duplication, all assets listed on Schedule 2.01(b).

      (c) The sale, conveyance, assignment, transfer and delivery of the Purchased Assets shall be effected by delivery by the Seller to the Purchaser at the Closing or otherwise in accordance with the Transfer Instructions of (i) the Bill of Sale and the Trademark Assignment, (ii) good and sufficient warranty deeds in recordable or registrable form, with respect to all real property owned by the Seller and included in the Purchased Assets, (iii) certificates representing all of the outstanding stock of each of the Subsidiaries, duly endorsed in blank or accompanied by stock powers duly endorsed in blank, (iv) endorsements in blank (or otherwise as required by Applicable Requirements) of Mortgage Notes and Assignments of Mortgage with respect to the Seller's and the Subsidiaries' Mortgage Loans sufficient to transfer all of the Seller's and the Subsidiaries' right, title and interest in the Mortgage Loans and (v) such other instruments of conveyance and transfer as the Purchaser shall reasonably request in accordance with the Transfer Instructions or otherwise.

      Section 2.02 NONASSIGNABLE PERMITS, LICENSES, LEASES AND CONTRACTS.

      (a) To the extent that any Contract or Approval to be included in the Purchased Assets would be subject to termination or restriction or is not capable of being assigned, transferred, subleased or sublicensed without the consent or waiver of the issuer thereof or the other party thereto or any third party, or if such assignment, transfer or sublease would constitute a breach thereof or a violation of any Law, this Agreement shall not constitute an assignment, transfer, sublease or sublicense thereof.

      (b) The Seller agrees to use Commercially Reasonable Efforts prior to the Closing to obtain the consents and waivers and to resolve any impracticalities of assignment referred to in Section 2.02(a) and to obtain any other consents and waivers necessary to sell, convey, assign, transfer and deliver title to such Purchased Assets to the Purchaser at the Closing, subject to Section 10.05(b).

      (c) To the extent that the consents and waivers referred to in Section 2.02(a) are not obtained by the Seller, or until the impracticalities of transfer referred to therein are resolved, and subject to Section 10.05(b), (i) the Seller shall use Commercially Reasonable Efforts (x) to provide to the Purchaser the benefits of any Contract or Approval intended to be included in the Purchased Assets, (y) to cooperate in any arrangement, reasonable and lawful as to the Seller and the Purchaser, designed to provide such benefits to the Purchaser and (z) at the Purchaser's request, to enforce for the account and at the expense of the Purchaser any rights of the Seller arising from the Contracts and Approvals intended to be included among the Purchased Assets, including the right to elect to terminate or not renew in accordance with the terms thereof on the advice of the Purchaser, which termination shall, upon becoming effective, relieve the Seller of any further obligation under this Section 2.02(c) with respect to such Contract or Approval, and (ii) after the Closing, the Purchaser shall use Commercially Reasonable Efforts to perform the obligations of the Seller arising under such Contracts and Approvals, to the extent the Purchaser receives the benefit thereof. The Seller and the Purchaser shall cooperate with each other to take such actions, including entering into subservicing agreements or similar arrangements, as are reasonably calculated to effectuate the intent of the preceding sentence. Notwithstanding anything to the contrary in the foregoing, the Purchaser may determine, in its reasonable discretion, that any Contract (except with respect to servicing or subservicing agreements) or Approval for which the required consents and waivers referred to in Section 2.02(a) are not obtained by the Seller, or the impracticalities of transfer referred to therein are not resolved, by the Business Day prior to the Closing Date, shall not be a Purchased Asset, and in that event all rights and obligations with respect to such Contract or

Approval shall be retained by the Seller. The Purchaser shall give notice to the Seller of any such determination on or within 30 days after the Closing Date, provided that at the time of such notice such consents and waivers have not been obtained, and such impracticalities of transfer have not been resolved. The Purchaser shall, upon request of the Seller, use Commercially Reasonable Efforts to provide the following assistance to the Seller in connection with its attempting to obtain any consents or waivers required hereunder: (i) providing reasonable access to an appropriate employee or employees of the Purchaser solely for the purpose of speaking with third parties (from whom any consents or waivers are requested by the Seller) concerning the general nature of the business of the Purchaser to the extent it relates to the Purchaser's obligations to acquire the Purchased Assets and the Contracts and (ii) the provision of financial information concerning the Purchaser, subject to customary confidentiality arrangements.

      Section 2.03 LIABILITIES ASSUMED BY THE PURCHASER. Upon the terms and subject to the conditions of this Agreement, the Purchaser agrees to assume as of the Closing Date the following liabilities of the Seller (collectively, the "Assumed Liabilities"), and only such liabilities: (i) the liabilities set forth on Schedule 2.03, including without limitation the Seller's obligations under $92 million principal amount of 9% debentures due June 1, 2012 (the "Debentures"), $18.723 million principal amount due October 15, 2001 (the "Notes") and $55.976 million principal amount of quarterly income capital securities (the "QUICS"), provided that such liabilities and obligations that accrue, or arise out of or are based on acts or omissions occurring, prior to the Closing Date shall be Assumed Liabilities only to the extent they are reflected on the Adjustment Schedule; (ii) the liabilities and obligations of the Seller that accrue based on services performed on or after the Closing Date under all Contracts and Approvals included in the Purchased Assets; (iii) subject to Section 12.02(d), liabilities relating to VA No-bids in connection with Mortgage Loans originated or committed prior to the Closing Date; and (iv) subject to Section 12.02(e), obligations ("Pre-Closing Servicing Obligations") with respect to (A) customary representations and warranties made in connection with Mortgage Loans sold prior to the Closing Date, with Servicing Rights retained by the Seller and (B) performance by the Seller prior to the Closing Date of its duties under the Servicing Rights in accordance with their terms. For the avoidance of doubt, it is understood that Pre-Closing Servicing Obligations shall not include (i) any credit-related or other recourse, indemnification or similar obligations (other than for breaches of customary representations and warranties) and (ii) any liabilities or obligations of the Seller based on or arising out of any violations of Law (provided that the failure of an individual Mortgage Loan to conform to the Applicable Requirements shall not be considered a violation of Law for these purposes) or any intentional or bad faith violation of the Seller's contractual obligations. The assumption of the Assumed Liabilities shall be effected by delivery by the Purchaser to the Seller at the Closing of the Assumption Agreement, whereby the Purchaser shall assume and agree to pay and discharge in accordance with their terms the Assumed Liabilities.

      Section 2.04 LIABILITIES NOT ASSUMED BY THE PURCHASER. All obligations and liabilities of the Seller not constituting Assumed Liabilities, including any other obligations and liabilities that arise before, on or after the Closing Date based on or arising out of an act or omission occurring before the Closing Date (whether or not disclosed to the Purchaser), are hereinafter referred to as the "Retained Liabilities". Retained Liabilities shall include, but not be limited to, (i) any deferred

Tax liabilities and current Tax liability relating to the Seller and its subsidiaries, except for current Taxes payable attributable to periods beginning before the Closing Date and ending after the Closing Date, (ii) any pension or employee benefits liabilities, (iii) any obligation of the Seller under any servicing sale agreement (including, without limitation, servicing transfer obligations at the expiration of interim or subservicing agreements, repurchase or indemnification provisions, or purchase price adjustments due to prepayments, delinquencies or document deficiencies), (iv) any obligations to repurchase, or otherwise indemnify or reimburse any third party for losses or claims with respect to, mortgage loans (other than the Pre-Closing Servicing Obligations),
(v) any VA-vendee indemnifications, and (vi) any liabilities arising out of Litigation which is pending on the Closing Date or which arises after the Closing Date based on an act or omission occurring before the Closing Date. In addition, any obligations and liabilities of the Subsidiaries (other than the normal operating liabilities of the Subsidiaries set forth on Schedule 2.04, which shall be treated as Assumed Liabilities for purposes of the Closing Statement and the Adjustment Schedule) that arise before, on or after the Closing Date based on an act or omission occurring before the Closing Date (including, without limitation, all liabilities of the types referred to in the preceding sentence) shall be Retained Liabilities for all purposes of this Agreement. Notwithstanding anything to the contrary in the foregoing, any liabilities of the Subsidiaries arising out of Litigation which is pending on the Closing Date or which arises after the Closing Date based on an act or omission occurring before the Closing Date, whether or not described on Schedule 2.04, shall be Retained Liabilities for all purposes of this Agreement. The obligations and liabilities of the Subsidiaries which are Retained Liabilities as described in this Section 2.04 shall be assumed by the Seller and the Parent at the Closing pursuant to an appropriate assumption agreement. The Purchaser shall not assume or be liable with respect to the Retained Liabilities.

                                  ARTICLE III
                                     PAYMENT

      Section 3.01 CALCULATION OF PAYMENT.

      (a) (i) In consideration of the transfer of the Purchased Assets and the covenants of the Seller and the Parent in this Agreement, the Purchaser shall deliver or cause to be delivered to the Seller at the Closing the Assumption Agreement, and the Purchaser shall pay to the Seller, by wire transfer of immediately available funds to an account designated by the Seller, the amount reflected on a statement (the "Closing Statement") prepared in accordance with the procedures detailed on Schedule 3.01(a), which amount (the "Net Purchase Price") shall be equal to: (A) the value of the Servicing Rights plus (B) the GAAP Book Value (except as otherwise indicated on Schedule 3.01(a)) of the other Purchased Assets plus (C) $65 million minus (D) the GAAP Book Value of the Assumed Liabilities minus (E) (without duplication with (D)) the mark-to-market adjustment for the debt obligations included in the Assumed Liabilities; provided, however, that the Purchaser shall retain $2,000,000 as a holdback amount. The Purchaser shall reimburse itself from the holdback amount for amounts owing from the Seller to the Purchaser under this Agreement or any Related Document in accordance with Section 12.04 (Procedures for Making Claims Against Indemnifying Party). At the time the Adjustment Amount is paid pursuant to Section 3.01(d), the

Purchaser shall pay to the Seller the amount, if any, by which the holdback amount (taking into account all reimbursements previously made to the Purchaser from such amount and any amounts owing to the Purchaser in respect of the Adjustment Amount) exceeds $500,000. Thereafter, within three Business Days after the end of each month, the Seller will make any payment to the Purchaser required to keep the holdback amount at $500,000 until the first anniversary of the Closing Date. On the first anniversary of the Closing Date, the Purchaser shall remit to the Seller any monies remaining in the holdback amount less any amounts for pending claims identified by the Purchaser. Retention of the monies until the first anniversary of the Closing Date and release of any remaining funds after such anniversary in no manner abrogates or modifies the indemnification or other obligations of the Seller or the Parent under this Agreement.

            (ii) The provisions of Section 2.02(c) shall apply with respect to any Contract if the parties have not received, by the Business Day before the Closing Date, the written consent of each other party to that Contract to the assignment of the Seller's rights thereunder to the Purchaser; provided that if consents have not been so obtained with respect to the subservicing agreements with Chase Manhattan Mortgage Corp. ("Chase"), for all purposes of calculating the purchase price under this Agreement, including for purposes of the Closing Statement and the Adjustment Schedule, the value of the Purchased Assets shall be reduced by $8 million (the "Chase Amount"). The Chase Amount will be allocated to each of the four Chase subservicing agreements in accordance with
Schedule 3.01(a)(ii), which the Purchaser and the Seller will jointly prepare within five Business Days after the Closing Date. The Purchaser will pay to the Seller 1/24th of the amount allocated to each Chase subservicing agreement for each month such agreement has not been terminated by Chase after the Closing. Such payment shall be made by wire transfer of immediately available funds no later than the third Business Day after the end of the relevant month. If, after the Closing Date, Chase consents to the assignment of a subservicing agreement, the Purchaser will pay to the Seller the remainder of the Chase Amount allocated to that agreement; if Chase terminates an agreement, the Purchaser will retain the remainder of the portion of the Chase Amount allocated to that agreement. Notwithstanding anything to the contrary in the foregoing, if Chase terminates any subservicing agreement because of a breach of such agreement by the Seller or its Affiliates occurring prior to the Closing, the Purchaser will retain (or the Seller will repay to the Purchaser) the unearned portion of the Chase Amount allocated to that agreement, and if Chase terminates any such agreement because of a breach of such agreement by the Purchaser or its Affiliates occurring after the Closing, the Purchaser will pay (or the Seller will retain) the unearned portion of the Chase Amount allocated to that agreement to the Seller.

      (b) The Seller shall prepare the Closing Statement as of a date no more than five Business Days prior to Closing and (except as otherwise described in Section 3.01(a)) as if the Closing had occurred on such earlier date, provided that the GAAP Book Value of the Purchased Assets and the Assumed Liabilities (other than the "mark-to-market" debt adjustment) shown thereon shall be determined as of the last day of the prior month. The Closing Statement shall be delivered to the Purchaser no less than two Business Days prior to the Closing Date. The Purchaser and its representatives shall have full access to the accounting records from which the Closing Statement was prepared.

      (c) Not later than 30 calendar days after the Closing Date, the Purchaser shall prepare or cause to be prepared a statement of the items shown on the Closing Statement (the "Adjustment Schedule"). The Adjustment Schedule shall be prepared in the same manner as the Closing Statement, except that all amounts shall be determined as of the Closing Date, and the Adjustment Schedule shall reflect the reduction of the holdback amount in accordance with Section 3.01(a)(i). The Seller and its representatives shall have full access to the accounting records from which the Adjustment Schedule was prepared.

      (d) Subject to Section 3.01(e), the Seller shall pay to the Purchaser the Adjustment Amount (as defined below) if such amount is a negative number, and the Purchaser shall pay to the Seller the Adjustment Amount if such amount is a positive number, in either event promptly after its determination, by wire transfer of immediately available funds equal to such excess, together with interest thereon for each day after the Closing Date to the date of such payment at 5% per annum (the "Interest Rate"), to an account to be designated in writing by the Purchaser or the Seller, as the case may be. "Adjustment Amount" means a positive or negative number equal to (i) the Net Purchase Price reflected on the Adjustment Schedule (as modified pursuant to Section 3.01(e), if appropriate) minus (ii) the Net Purchase Price reflected on the Closing Statement.

      (e) If, within 30 calendar days after the delivery of the Adjustment Schedule to the Seller pursuant to Section 3.01(c), the Seller determines in good faith that the Net Purchase Price reflected therein is inaccurate, the Seller shall give notice to the Purchaser within such 30-day period (i) setting forth the Seller's determination of the Net Purchase Price and (ii) specifying in reasonable detail the Seller's basis for its disagreement with the Purchaser's computation of the Net Purchase Price. The failure by the Seller so to express its disagreement within such 30-day period shall constitute acceptance of the Net Purchase Price reflected on the Adjustment Schedule. If the Seller and the Purchaser are unable to resolve their disagreement within 30 days after receipt by the Purchaser of notice of such disagreement, the items in dispute shall be referred to independent accountants selected by the Purchaser and the Seller (the "Accountants"). The Accountants shall make a determination (which shall not constitute an audit or valuation with respect to the Adjustment Schedule or any item thereon) as to each of the items in dispute, which determination shall be (A) in writing, (B) furnished to each of the Seller and the Purchaser as promptly as practicable after the items in dispute have been referred to the Accountants and (C) final, conclusive and binding on the parties hereto. The Adjustment Schedule shall thereupon be modified in accordance with the Accountants' determination. The fees and expenses of the Accountants shall be shared equally by the Seller and Purchaser. Within three Business Days after either (i) the expiration of the 30-day period referred to in this Section 3.01(e) if the Seller does not within such period give the notice of disagreement provided for above, or (ii) the date on which the Accountants furnish to the Seller and the Purchaser such firm's written determination, the appropriate party shall make payment in accordance with Section 3.01(d) hereof.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                          OF THE SELLER AND THE PARENT

      The Seller and the Parent, jointly and severally, represent and warrant to the Purchaser as follows:

      Section 4.01 ORGANIZATION OF THE SELLER AND THE PARENT. Each of the Seller and the Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted.

      Section 4.02 SUBSIDIARIES.

      (a) The Seller owns, beneficially and of record, all of the capital stock of each Subsidiary, free and clear of all Liens. The outstanding stock of each Subsidiary has been validly issued and is fully paid and non-assessable. There are no outstanding options, rights or warrants to acquire any equity interest in any Subsidiary. Each of the Subsidiaries has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, with the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted.

      (b) Other than (i) the investments identified as Excluded Assets in
Section 2.01(b), (ii) shares of the capital stock of the Subsidiaries and the Seller's investment in MERSCORP, Inc. and (iii) interests, acquired and held in the ordinary course of the Business, in real estate investment conduits and other entities organized for the exclusive purpose of holding mortgage loans, the Seller does not, directly or indirectly, own, control or have the power to vote any equity securities of any other corporation, partnership, joint venture, trust or other business entity.

      Section 4.03 POWER AND AUTHORITY. Each of the Seller and the Parent has the requisite corporate power and authority to execute and deliver this Agreement and the Related Documents to which it is or will be a party and to perform the transactions contemplated hereby and thereby to be performed by it. All corporate action on the part of the Seller and the Parent, necessary to approve or to authorize the execution and delivery of this Agreement and the Related Documents to which it is a party, and the performance of the transactions contemplated hereby and thereby to be performed by it, has been duly taken. This Agreement is a valid and binding obligation of the Seller and the Parent, enforceable in accordance with its terms.

      Section 4.04 NO CONFLICTS. Except as may be required under the Hart-Scott-Rodino Antitrust Improvements Act (the "HSR Act") and except as set forth in Section 4.04 of the Disclosure Schedule (which Section the Seller agrees to provide to the Purchaser within five Business Days after the date of this Agreement), neither the execution or delivery by the Seller and the Parent of this Agreement or any Related Document to which it is or will be a party nor the performance of the transactions contemplated hereby or thereby to be performed by it shall:

            (i) conflict with or result in a breach of any provision of the Certificate of Incorporation (or other charter documents) or Bylaws of the Parent, the Seller or any Subsidiary;

            (ii) violate any Law applicable to the Parent, the Seller or any Subsidiary or by which the Parent, the Seller or any Subsidiary or any of their properties is bound; or

            (iii) constitute an event of default under, permit the termination of, give rise to a right to accelerate any indebtedness under, or otherwise violate, breach or conflict with, any material Contract or Approval binding on the Parent, the Seller or any Subsidiary, or by which any material asset which will be a Purchased Asset is bound, or result in the creation of any Lien upon any asset which will be a Purchased Asset, other than such Liens that may be imposed by or as a result of any action of the Purchaser or any of its Affiliates; or require any consent, approval, authorization or other order or action of, or notice to, or declaration, filing or registration with any Governmental Agency or other third party.

      Section 4.05 LITIGATION; COMPLIANCE WITH LAWS.

      (a) To the Seller's Knowledge, neither the Seller nor any Subsidiary (i) is in violation of, or has received any notice alleging a violation of, any applicable Law or any Approval issued or required to be obtained thereunder or
(ii) has any unsatisfied liability or obligation in respect of any such violation. The Seller and the Subsidiaries own or possess in the operation of the Business all Approvals which are necessary for the conduct of the Business.

      (b) Except as set forth in Section 4.05(b) of the Disclosure Schedule, there is no pending or, to the Knowledge of the Seller, threatened Litigation by or before any Governmental Agency, court or arbitrator, to which the Seller or any Subsidiary is a party or by which any asset that will be a Purchased Asset may be bound or affected, nor, to the Knowledge of the Seller, is there any reasonable basis therefor. Since January 1, 1996, no Governmental Agency has initiated any proceeding or, to the Seller's Knowledge, any investigation into the business or operations of the Parent, the Seller or any Subsidiary, except for routine audits and similar proceedings that did not result in the determination of any violations, criticisms, citations or exceptions that, if not cured, would have a Material Adverse Effect on the Business. There are no unresolved violations, criticisms, citations or exceptions by any Governmental Agency with respect to any examinations of the Seller or any Subsidiary that, if not cured, would have a Material Adverse Effect on the Business.

      (c) Except as set forth in Section 4.05(c) of the Disclosure Schedule, on the date hereof, neither the Seller nor any of its Subsidiaries is a party to any consent decree and, to the Knowledge of the Parent and the Seller, none are threatened, pending or contemplated.

      Section 4.06 FINANCIAL STATEMENTS; SEC REPORTS.

      (a) Since January 1, 1997, the Seller has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the Securities and Exchange Commission (the "SEC"). As of their respective dates, such documents (the "Seller SEC Documents") complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules of the SEC applicable to such Seller SEC Documents, and no Seller SEC Document when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      (b) Attached hereto as Appendix I is a draft of the Seller's financial statements for the year ended December 31, 1998 (the "1998 Financial Statements"). The 1998 Financial Statements include a balance sheet of the Seller and its consolidated subsidiaries as of December 31, 1998 (the "1998 Balance Sheet"), together with related statements of operations, changes in shareholder's equity and cash flows of the Seller and its consolidated subsidiaries (and notes thereto) for such period. The 1998 Financial Statements fairly present, and the Seller's audited 1998 financial statements as filed with the SEC will fairly present, in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Seller and its consolidated subsidiaries for the period therein identified in conformity with GAAP (except as may be indicated in the notes thereto).

      (c) Except for (i) liabilities or obligations incurred by the Seller or its consolidated subsidiaries in the ordinary course of business and not required by GAAP to be set forth on the 1998 Balance Sheet (all material known items of which are described in Section 4.06(c) of the Disclosure Schedule) and
(ii) liabilities of and obligations incurred by the Seller and the consolidated subsidiaries in the ordinary course of business since December 31, 1998 (none of which known items could reasonably be expected to cause a Material Adverse Effect on the Business), there is no material liability or obligation (whether absolute, accrued or contingent) that is not set forth on the 1998 Balance Sheet.

      (d) The Seller has previously delivered to the Purchaser copies of the Seller's internally prepared accounting reports for January 1999, and will deliver such reports for February 1999 when available (such reports collectively, the "Internal Reports"). The statements of income for the months ended January 31 and February 28, 1999 and the balance sheets as of January 31 and February 28, 1999 included in the Internal Reports were or will be prepared consistently with the 1998 Financial Statements in accordance with GAAP as appropriate for the preparation of interim reports of that type.

      (e) Since December 31, 1998 there has been no Material Adverse Change in the operations, business or financial condition of the Business (other than as a result of changes in general economic, political or industry conditions including, without limitation, rises and falls in interest rates and/or prepayment rates or forecasts or changes due to military action or war). Since

December 31, 1998, except as identified on Section 4.06(e) of the Disclosure Schedule, there has been no action taken by the Seller or any of its Subsidiaries of the type described in Section 10.04(a).

      Section 4.07 PURCHASED ASSETS; REAL PROPERTY; LEASES AND OTHER CONTRACTS; INSURANCE.

      (a) Except as described in Section 4.07(a) of the Disclosure Schedule, the Seller has good and marketable title to the Mortgage Loans included in the Purchased Assets, and good and indefeasible title to, a leasehold interest in or the right to use all other Purchased Assets, and at the Closing will (subject to Section 2.02) have the right to convey and transfer to the Purchaser, all Purchased Assets, and the Subsidiaries have good and indefeasible title to, a leasehold interest in or the right to use all their assets, in each case free and clear of all Liens, except for Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings. All of the tangible assets which will be Purchased Assets and the assets leased or licensed under Contracts which will be Purchased Assets are in good operating condition and repair, reasonable wear and tear excepted. The assets that will be Purchased Assets and Excluded Assets, taken together, include all material properties, Contracts, rights and assets which are being used in the conduct of the Business at the date hereof. The Purchased Assets, together with any Contracts otherwise excluded from the definition of "Purchased Assets" pursuant to Section 2.02(c) and 3.01(a), comprise all the material properties, Contracts, rights and assets required by the Seller and its Subsidiaries to conduct the Business. The Purchased Assets are not subject to any option to purchase or right of first refusal.

      (b) Section 4.07(b) of the Disclosure Schedule contains a brief description of all real property owned in fee simple or held pursuant to a Lease by the Seller or a Subsidiary that will be included in the Purchased Assets, other than REO properties. Except as set forth in Section 4.07(b) of the Disclosure Schedule, (i) no condemnation proceedings have been instituted or, to the Knowledge of the Seller, threatened with respect to any such real property, and (ii) the Leases are all in full force and effect and no notices of default have been given or received thereunder. Section 4.07(b) of the Disclosure Schedule accurately sets forth all payment obligations under the Leases, expiration dates of the Leases and options to renew or cancel the Leases.

      (c) Section 4.07(c) of the Disclosure Schedule contains a complete and correct list of all Contracts that will be included in the Purchased Assets or the Assumed Liabilities. Except as set forth in Section 4.07(c) of the Disclosure Schedule, all such Contracts listed or required to be listed pursuant to the preceding sentence are in full force and effect and are valid and binding obligations of the Seller or a Subsidiary and, to the Seller's Knowledge, of the other parties thereto. The Seller has provided to the Purchaser true and complete copies of all such Contracts. Except as set forth in Section 4.07(c) of the Disclosure Schedule, no party to any such Contract is in default in any material respect under any such Contract; nor to the Knowledge of the Seller, does there presently exist any event or condition which, with the passage of time or giving of notice or both, would be reasonably expected to constitute such a default. The accounts receivable of the Seller and the Subsidiaries to be reflected on the Closing Statement represent bona fide amounts receivable for services rendered in the ordinary course of the Business. The values at which accounts receivable, net of reserves, are carried on the books and records of the Seller and the Subsidiaries reflect the amounts deemed collectible in accordance with GAAP.

      (d) Section 4.07(d) on the Disclosure Schedule contains a complete and correct list of (i) all material insurance policies under which the Seller or a Subsidiary is a named insured and that provide coverage with respect to the Purchased Assets and (ii) any outstanding claims under such insurance policies related to the Purchased Assets. Neither Seller nor any Subsidiary has received notice of cancellation of any such policies.

      Section 4.08 EMPLOYEE BENEFIT AND PENSION PLAN MATTERS.

      (a) Section 4.08(a) on the Disclosure Schedule lists all material pension, retirement, profit sharing, deferred compensation, stock option, stock purchase, stock ownership, stock appreciation right, savings, bonus, severance, vacation, incentive, medical, dental or health, life, accident, disability or other employee benefit plans, programs, agreements, understandings or arrangements, including, without limitation, all employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for the benefit of any of the present or former directors or employees of the Business or their beneficiaries or dependents, or which are maintained or sponsored by the Seller or a Subsidiary, or to which the Seller or a Subsidiary makes, or is required to make, contributions (collectively, "Employee Plans").

      (b) Except to the extent that any of the following would not, individually or in the aggregate, have a Material Adverse Effect on the Business, (i) each of the Employee Plans and its administration and operation are in compliance in all material respects with all applicable Laws and, except as otherwise permitted or required by applicable Law, the provisions of such Employee Plan and (ii) all contributions, premiums, benefits or other payments required to be made to or with respect to any Employee Plan which is a welfare plan within the meaning of
Section 3(1) of ERISA for all periods preceding the Closing Date and for the period including the Closing Date have, or prior to the Closing Date will have, been made.

      Section 4.09 LABOR RELATIONS. With respect to any employees of the Business, neither the Seller nor any Subsidiary is a party to any collective bargaining agreement with a labor organization certified by the National Labor Relations Board (the "NLRB"), and (a) there is no unfair labor practice charge or complaint against the Seller or a Subsidiary pending before the NLRB, (b) there is no labor strike, or organized dispute, slowdown, work stoppage or other form of collective labor activity actually pending or, to the knowledge of the Seller or a Subsidiary, threatened against or affecting the Seller or a Subsidiary, (c) there is no union representation claim or petition pending before the NLRB and (d) neither the Seller nor any Subsidiary has experienced any organized dispute, slowdown, work stoppage or other form of collective activity in the past three years.

      Section 4.10 MORTGAGE LOANS.

      (a) Except as otherwise described with respect to SOM in Section 4.10(a) of the Disclosure Schedule, each of the Seller, CPM and SOM is (i) an approved seller/servicer of mortgage loans for Fannie Mae ("FNMA") and Freddie Mac ("FHLMC") in good standing, (ii) a Department of Housing and Urban Development ("HUD") approved mortgagee pursuant to Section 203 of the National Housing Act,
(iii) authorized by Government National Mortgage Association ("GNMA") as an eligible issuer/servicer and in good standing to service GNMA loans and (iv) a Federal Housing Administration ("FHA") approved mortgagee and (except for SOM) a Veterans Administration ("VA") approved lender in good standing to originate and service FHA and VA loans. Neither the Seller nor either such Subsidiary has been suspended as a mortgagee or servicer by the FHA, the VA, FHMLC, FNMA or GNMA, and each of the Seller and CPM has facilities, procedures and experienced personnel necessary for the sound servicing of FHA, VA, FHMLC, FNMA and GNMA loans. No event has occurred, including but not limited to a change in insurance coverage, which would make the Seller or either such Subsidiary unable to comply with FNMA, FHLMC, HUD, GNMA, FHA or VA eligibility requirements or which would require notification by the Seller or either such Subsidiary to FNMA, FHLMC, HUD, GNMA, FHA or VA.

      (b) In connection with the execution of this Agreement, Seller has delivered to Purchaser in a computer tape format reasonably acceptable to Purchaser, a report that identifies the Mortgage Loans (and which identifies the Mortgage Loans that are Owned Mortgage Loans) and the Subserviced Mortgage Loans (the "Mortgage Loan Schedule," which term includes, except where the context requires otherwise, the updated schedule to be prepared and delivered in accordance with Section 10.15 (Updated Mortgage Loan Schedule)). The Mortgage Loan Schedule identifies each Mortgage Loan owned, or serviced by the Seller and the Subsidiaries and each Subserviced Mortgage Loan subserviced by the Seller and the Subsidiaries (identifying any third party owner or servicer) and sets forth the following information with respect to each such Mortgage Loan and Subserviced Mortgage Loan (or, with respect to each Pipeline Mortgage Loan, such of the following information as is then available) as of the close of business on the last day of the preceding month (the "Cut-off Date"): (1) the Seller's mortgage loan identifying number; (2) the mortgagor's first and last name; (3) the street address of the mortgaged property including the state and zip code;
(4) a code indicating whether the mortgaged property is owner-occupied; (5) the type of dwelling constituting the mortgaged property; (6) the original term to maturity in months; (7) the original date of the mortgage; (8) to the extent available, the LTV at origination; (9) the mortgage interest rate in effect on the Cut-off Date; (10) the date on which the first monthly payment was due; (11) the stated maturity date; (12) the amount of the monthly payment of principal and interest at origination; (13) the amount of the monthly payment as of the Cut-off Date; (14) the last due date on which a monthly payment was actually applied to the unpaid principal balance; (15) the original principal amount;
(16) [reserved]; (17) to the extent available, a code indicating the purpose of the loan (e.g., purchase financing, rate/term refinancing, cash-out refinancing); (18) the mortgage interest rate at origination; (19) to the extent available, a code indicating the documentation style (i.e., full, alternative or reduced); (20) a code indicating if the Mortgage Loan or Subserviced Mortgage Loan is subject to a Primary Insurance Policy; (21) a code indicating if the Mortgage

Loan or Subserviced Mortgage Loan is an FHLMC, FNMA or GNMA loan, is owned by the Seller or a Subsidiary or has been sold to private investors; (22) a code indicating if the Mortgage Loan or Subserviced Mortgage Loan is an FHA or VA loan; (23) a code indicating if the mortgage loan servicing is owned, interim serviced or subserviced, (24) to the extent available, the appraised value of the mortgaged property as of a given date; (25) to the extent available, the sale price of the mortgaged property, if applicable; (26) the actual unpaid principal balance of the Mortgage Loan or Subserviced Mortgage Loan as of the Cut-off Date; (27) the servicing fee, including any excess servicing fee retained by the Seller; (28) any guarantee fees; (29) whether the Mortgage Loan or Subserviced Mortgage Loan is in foreclosure (provided that this information will be included on the updated Mortgage Loan Schedule only) or is an REO property; and (30) with respect to each adjustable rate Mortgage Loan: (i) the first adjustment date; (ii) the applicable index and margin; (iii) the maximum mortgage interest rate; (iv) the minimum mortgage interest rate; (v) the periodic rate cap; (vi) the first adjustment date following the Cut-off Date; and (vii) a code indicating whether the Mortgage Loan is a convertible mortgage loan. With respect to all such Mortgage Loans and Subserviced Mortgage Loans in the aggregate for each investor or owner or servicer, the Mortgage Loan Schedule sets forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the aggregate principal balance; (3) the weighted average mortgage interest rate; and (4) the weighted average maturity. The information set forth in the Mortgage Loan Schedule is complete, true and correct in all material respects as of the date hereof.

      (c) The Mortgage Loans have been underwritten, originated, held and serviced in compliance in all material respects with all Applicable Requirements. In the case of all Mortgage Loans described in the Mortgage Loan Schedule or the Seller's and the Subsidiaries' books and records as FHA Loans or VA Loans, the related Mortgage is guaranteed by the VA to the maximum extent permitted by law or fully insured by the FHA, all necessary steps have been taken to make and keep such guarantee or insurance valid, binding and enforceable, and the related FHA Insurance Contract or VA Guaranty Agreement is the binding, valid and enforceable obligation of the VA or the FHA, as the case may be, without surcharge, set-off or defense.

      (d) The Mortgage Notes evidencing the Mortgage Loans and the notes and other evidences of indebtedness and related security agreements for all other loans to be included among the Purchased Assets are correct in original amount, genuine as to signatures of makers and endorsers, and accurate as to lien priority and in all material respects as to description of collateral; the related mortgages and other liens have been recorded and perfected in accordance with the Applicable Requirements; and such notes and other evidences of indebtedness and related security agreements were given for valid consideration and constitute legally binding and enforceable claims against the makers and endorsers thereof (except as enforceability may be limited by bankruptcy, insolvency and other laws relating to creditors' rights generally or by general equitable principles), without any set-off, defense or counterclaim, for the full amounts shown on the books and records of the Seller and the Subsidiaries. All insurance products for which the Seller or a Subsidiary has acted as agent have been underwritten, marketed and sold in compliance with applicable Law and constitute legally binding and enforceable claims against the insurer and the insured (except as enforceability may be limited by bankruptcy, insolvency and other laws relating to creditors' rights generally or by general equitable principles).

      (e) The Parent and its subsidiaries have not, and the Seller and the Parent have no Knowledge that any other person has, taken any action or omitted to take any reasonably required action, which action or omission would impair the rights of the Seller, the Subsidiaries or (after the Closing) the Purchaser in the Mortgage Loans or prevent any such person from collecting any amounts due thereunder.

      (f) Except as disclosed in Section 4.10(f) of the Disclosure Schedule, the Seller has no Knowledge that any taxes, ground rents, water charges, sewer rents, assessments (including assessments payable in future installments), insurance premiums, leasehold payments or other outstanding charges affecting the related Mortgaged Properties with respect to any Mortgage Loan, in each case that are due, have not been paid.

      (g) The terms of each Mortgage Note and each Mortgage with respect to any Mortgage Loan have not been impaired, waived, altered or modified in any respect, except (i) in the case of a Conventional Mortgage Loan, by written instrument, recorded in the applicable public recording office if necessary to maintain the lien priority of the Mortgage, and the substance of any such waiver, alteration or modification has been approved by the insurer under the Primary Insurance Policy, if any, and the title insurer, to the extent required by the related policy, and (ii) in the case of an FHA Loan or a VA Loan, by written instrument, and the substance of any such waiver, alteration or modification has been approved by the FHA or the VA, as the case may be, to the extent required by the applicable insurance agreement, and in each case, the substance of any waiver, alteration or modification is reflected on the Mortgage Loan Schedule. No instrument of waiver, alteration or modification has been executed, and no Mortgagor has been released, in whole or in part, except in connection with an assumption agreement approved by the insurer under the Primary Insurance Policy, if any, and the title insurer, to the extent required by the policy, and which assumption agreement has been delivered to the custodian and the terms of which are reflected in the Mortgage Loan Schedule.

      (h) No Mortgage with respect to any Mortgage Loan has been satisfied, cancelled, subordinated or rescinded, in whole or in part, and the related Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such satisfaction, cancellation, subordination, rescission or release, except in connection with an assumption agreement which has been delivered to the related custodian and which has been approved (a) in the case of a Conventional Mortgage Loan, by the insurer under the Primary Insurance Policy, if any, and (b) in the case of an FHA Loan or a VA Loan, by the FHA or the VA, as the case may be, to the extent required by the applicable insurance agreement; and, in any event, any such release is reflected on the Mortgage Loan Schedule.

      (i) Each Mortgage with respect to any Mortgage Loan is a valid, existing and enforceable first lien on the related Mortgaged Property (except for those identified in Section 4.10(i)(A) of the Disclosure Schedule, all of which are valid, existing and enforceable second liens subordinate only to a first lien), including all improvements on the Mortgaged Property, subject only to (i) the lien of current real property taxes and assessments not yet due and payable,
(ii)
covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording being acceptable to mortgage lending institutions generally and the FHMLC, FNMA, GNMA, HUD, FHA or the VA, as the case may be, and any private investor and specifically referred to in the lender's title insurance policy or attorney's opinion of title delivered to the originator of the Mortgage Loan and which do not adversely affect the Appraised Value of the Mortgaged Property, and (iii) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property and which shall not in any way prevent realization of the benefits of any FHA Insurance Contract or VA Guaranty Agreement, if applicable. All of the Mortgage Properties securing the Mortgage Loans are residential properties, except for those identified in Section 4.10(i)(B) of the Disclosure Schedule. Except to the extent identified in Section 4.10(i)(A) of the Disclosure Schedule, any security agreement, chattel mortgage or equivalent document related to and delivered in connection with any such Mortgage Loan establishes and creates a valid, existing and enforceable first lien and first priority security interest on the property described therein and the Seller has full right to sell and assign the same to the Purchaser. Except to the extent identified in Section 4.10(i)(A) of the Disclosure Schedule, the Mortgaged Property was not, at the time of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage, which subordinate lien could cause such Mortgage Loan not to be saleable to FHLMC, FNMA or GNMA.

      (j) Except for Mortgage Loans identified in Section 4.10(j) of the Disclosure Schedule, the proceeds of each Mortgage Loan have been fully disbursed to or for the account of the related Mortgagor and there is no obligation for the Mortgagee to advance additional funds thereunder and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing each Mortgage Loan and the recording of the Mortgage have been paid, and the related Mortgagor is not entitled to any refund of any amounts paid or due to the Mortgagee pursuant to the Mortgage Note or Mortgage.

      (k) Each Mortgage Loan is covered by an American Land Title Association or similar lender's title insurance policy (or a title commitment or title binder committing the title company to issue such title insurance policy) or, where customary, an attorney's opinion of title, in each case meeting the Applicable Requirements, issued by an insurer acceptable to FNMA, FHLMC, HUD, GNMA, FHA or VA, as applicable, and any private investor and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller or a Subsidiary, its successors and assigns as to the lien of the Mortgage in the original principal amount of the Mortgage Loan and against any loss by reason of the invalidity or unenforceability of the lien. Additionally, such lender's title insurance policy affirmatively insures (or, for Pipeline Loans, will insure at the Closing Date or when the Mortgage Loan is closed) ingress and egress to and from the Mortgaged Property, and against encroachments by or upon the Mortgaged Property or any interest therein. The Seller or a Subsidiary is (or, for Pipeline Loans, will be at the Closing Date or when the Mortgage Loan is closed) the sole insured of each lender's title insurance policy, and each lender's title insurance policy is (or, for Pipeline Loans, will be at the Closing Date or when the

Mortgage Loan is closed) in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement. To the Seller's and the Parent's Knowledge, except as disclosed in Section 4.10(k) of the Disclosure Schedule, no claims have been made under a lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of any lender's title insurance policy.

      (l) Each appraisal made in connection with the origination of a Mortgage Loan was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. Except as disclosed in Section 4.10(l) of the Disclosure Schedule or to the extent otherwise permitted or required by the Applicable Requirements, each Conventional Mortgage Loan (other than second mortgage loans identified on Section 4.10(i)(A) of the Disclosure Schedule) with an LTV at origination in excess of 80% is subject to a Primary Insurance Policy, which insures as to payment defaults that portion of the Mortgage Loan in excess of the portion of the Appraised Value of the Mortgaged Property required by FNMA and FHLMC, whether or not such Mortgage Loan has been sold to FNMA or FHLMC. All provisions of such Primary Insurance Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. Except as disclosed in Section 4.10(l) of the Disclosure Schedule, any Mortgage subject to any such Primary Insurance Policy obligates the Mortgagor thereunder to maintain such insurance and to pay all premiums and charges in connection therewith. The Mortgage Interest Rate for the Mortgage Loan does not include any such insurance premium.

      (m) (i) No material error, omission, misrepresentation, negligence, fraud or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation the Mortgagor, any appraiser, any builder or developer, any correspondent or broker, any employee of the Seller or a Subsidiary, or any other party involved in the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan, and (ii) no action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Closing Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any Primary Insurance Policy (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay.

      (n) The brokers and correspondents involved in the origination of any Mortgage Loan have complied in all material respects with all internal policies and procedures of the Seller or CPM with respect to the origination of such Mortgage Loans.

      (o) To the Seller's Knowledge, all contracts or agreements between the Seller or any Subsidiary on the one hand, and any broker or correspondent on the other hand, require any such broker or correspondent to repurchase from the Seller or a Subsidiary the Mortgage Loans originated by such broker or correspondent on terms and conditions substantially identical to the related repurchase obligations of the Seller or a Subsidiary to FNMA, GNMA, FHLMC, HUD, FHA, VA or any private investor with respect to such Mortgage Loans.

      (p) The Seller has no Knowledge, with respect to any Mortgage Loan, that the Mortgaged Property is not in material compliance with all applicable environmental Laws, including, without limitation, Laws relating to asbestos and other Hazardous Materials. The Seller has not, and the Seller has no Knowledge that the related Mortgagor has, received any notice of any violation or potential violation of any such Law.

      (q) Except as disclosed in Section 4.10(q) of the Disclosure Schedule, the Seller has no Knowledge that the file relating to a serviced Mortgage Loan does not contain all documentation necessary for the Purchaser to service such Mortgage Loan following the Closing.

      (r) Except as disclosed in Section 4.10(r)(i) of the Disclosure Schedule, all Mortgage Loans have been initially certified, finally certified and/or recertified in accordance with Applicable Requirements. All Mortgage Loans listed in Section 4.10(r)(i) of the Disclosure Schedule have no impediment to final certification and/or recertification by the applicable deadline, giving effect to any available extension. The mortgage loan documents to be delivered to the Purchaser will include all documents necessary (other than Assignments of Mortgage that are to be delivered after the Closing Date and other than documents identified in Section 4.10(r)(ii) of the Disclosure Schedule) in order for the Purchaser's document custodian to finally certify or recertify, as applicable, the Mortgage Loans by applicable deadlines, giving effect to any available extension. Each Mortgage Loan included in a mortgage loan pool meets all the eligibility requirements of the investor for inclusion in such mortgage pool. After reconciliation required hereunder, each security of each mortgage pool will be balanced to the collateral and the expected cash will be deposited in the applicable custodial account.

      (s) All flood and hazard insurance policies and flood certifications with respect to Mortgage Loans were obtained where required, are in compliance with applicable Laws and remain in full force and effect.

      (t) Except for Mortgage Loans that are delinquent or in default, or which have been foreclosed, the Seller has no Knowledge of any circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor's credit standing that can reasonably be expected to cause institutional investors investing in loans of the same type as a Mortgage Loan to regard such Mortgage Loan to be an unacceptable investment or adversely affect the value of the Mortgage Loan.

      (u) Except for Mortgage Loans disclosed in Section 4.10(u) of the Disclosure Schedule, all of the Mortgage Loans have been sold to investors, and are being serviced, without recourse to the Seller or any Subsidiary (other than for breaches of customary representations and warranties).

      (v) With respect to the Subserviced Mortgage Loans:

            (i) The Subserviced Mortgage Loans are being subserviced in compliance in all material respects with the provisions of the applicable subservicing agreements.

            (ii) The Parent and its subsidiaries have not, and the Seller and the Parent have no Knowledge that any other person has, taken any action or omitted to take any reasonably required action, which action or omission would impair the rights of the Seller, the Subsidiaries or (after the Closing) the Purchaser in the Subserviced Mortgage Loans or prevent any such person from collecting any amounts due thereunder.

            (iii) Except as disclosed in Section 4.10(v)(iii) of the Disclosure Schedule, the Seller has no Knowledge that the file relating to a Subserviced Mortgage Loan does not contain all documentation necessary for the Purchaser to subservice such Subserviced Mortgage Loan in accordance with the related subservicing agreement following the Closing.

            (iv) All of the Subserviced Mortgage Loans are being subserviced without recourse to the Seller or any Subsidiary (other than for breaches of customary representations and warranties).

      Section 4.11 [RESERVED]

      Section 4.12 TRANSACTIONS WITH AFFILIATES. Since January 1, 1997, except as set forth in Section 4.12 of the Disclosure Schedule, neither the Seller nor any Subsidiary has purchased, acquired or leased any property or services from or sold, transferred or leased any property or services to, or lent or advanced any money to, or borrowed any money from, or acquired any capital stock, obligations or securities of, or made any management consulting or similar fee agreement with the Parent or any other Affiliate of the Parent or any officer, director or employee of the Seller or any Affiliate of the Seller.

      Section 4.13 INTEREST RATE RISK MANAGEMENT INSTRUMENTS. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements entered into for the account of the Seller or the Subsidiaries were entered into in the ordinary course of business and in accordance with prudent business practice and applicable rules, regulations and policies of any Governmental Agency and with counterparties believed to be financially responsible and are legal, valid and binding obligations of the Seller or one of the Subsidiaries and, to the Seller's Knowledge, of the other parties thereto, enforceable against the Seller or the applicable Subsidiary, and to the Seller's Knowledge, in accordance with their terms (except as enforceability may be limited by bankruptcy, insolvency and other laws relating to creditors' rights generally or by general equitable principles), without any set-off, defense or counterclaim, and are in full force and effect with respect to the Seller or the applicable Subsidiary and, to the Seller's Knowledge, the other parties thereto. The Seller and the Subsidiaries have duly performed all of their material obligations thereunder to the extent that such obligations to perform have accrued, and there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

      Section 4.14 INTELLECTUAL PROPERTY.

      (a) Section 4.14(a) of the Disclosure Schedule sets forth a list of all trademarks, trade names, service marks, copyrights and patents, or applications therefor, which constitute material Seller IPR. The Seller IPR constitutes all of the Intellectual Property Rights necessary to conduct the Business. Except as set forth in Section 4.14(a) of the Disclosure Schedule, the Seller or one of the Subsidiaries is the sole owner of all right, title and interest in, or a valid right to use, the Seller IPR, free and clear of all Liens. All renewal fees and actions reasonably required to be taken for the maintenance or protection of the Seller IPR have been paid and taken. Except as set forth in
Section 4.14(a) of the Disclosure Schedule, the Seller or one of the Subsidiaries has the exclusive, unqualified right to use the Seller IPR and to transfer the Seller IPR to the Purchaser. Neither the Seller nor the Parent has received any charge, complaint, claim, demand or notice alleging that the ownership or use of the Seller IPR constitutes any interference with or infringement or misappropriation of any rights of any Person, and the Seller has no Knowledge of any reasonable basis therefor. To the Seller's Knowledge, no Person has interfered with, infringed or misappropriated any Seller IPR. The Seller IPR is not subject to any outstanding Judgment or Contract prohibiting or restricting the use thereof by the Seller or its Subsidiaries with respect to the Business or prohibiting or restricting the licensing or transfer thereof by the Seller and its Subsidiaries to the Purchaser or any other Person, or restricting the use thereof by the Purchaser or any other Person.

      (b) The Seller and its Subsidiaries have the unqualified right to use the Third Party IPR in connection with and for the Business, and there is no prohibition or restriction against the Purchaser's use of any of the Third Party IPR following the Closing, except to the extent that the right to use such Third Party IPR arises under a Contract which is deemed to be an Excluded Asset pursuant to Section 3.01(a).

      (c) Except to the extent set forth in Section 4.14(c) of the Disclosure Schedule, neither the Seller nor any Subsidiary has entered into any agreement to indemnify any Person against any charge of infringement of any Intellectual Property Right or misappropriation of any trade secret.

      (d) Except as set forth in Section 4.14(d) of the Disclosure Schedule, all Software, computer hardware and other systems currently used in the Business are Year 2000 Compliant. Except as set forth in Section 4.14(d) of the Disclosure Schedule, each third party whose systems interface with the Business' internal systems has advised the Seller that such third party's systems will be Year 2000 Compliant, and by the Closing Date, the Seller will have used Commercially Reasonable Efforts to verify the accuracy of such advice.

      (e) The Seller and each of the Subsidiaries have taken all reasonable, customary and usual measures to protect the trade secrets used in or related to the Business. To the extent that information of a confidential nature has been used in relation to the Business in the five-year period prior to the date of this Agreement, such information (except insofar as it has fallen into the public domain through no fault of the Seller or the Subsidiaries) has been kept strictly confidential and has not been disclosed otherwise than subject to a customary confidentiality agreement.

      (f) Except as set forth in Section 4.14(f) of the Disclosure Schedule, all records and systems (including without limitation computer systems) and all data and information of the Business is owned by the Seller or one or more of the Subsidiaries, and is recorded, stored, maintained or operated or otherwise held by the Seller or one or more of the Subsidiaries and is not wholly or partly dependent on any facilities which are not under the exclusive ownership or control of the Seller or one or more of the Subsidiaries and which are included in the Purchased Assets.

      (g) None of the operations of the Business involve the unlicensed or unauthorized use of confidential information. To the Seller's Knowledge, the processes employed, the services provided, the business conducted and the products used or dealt in by the Seller and each of the Subsidiaries in the conduct of the Business do not infringe any Intellectual Property Rights of any unaffiliated Person. Except as set forth in Section 4.14(g) of the Disclosure Schedule, none of the operations of the Business give rise to any royalty or like payment obligation for the use of any Third Party IPR.

      (h) Neither the Seller, any Subsidiary nor, to the Seller's Knowledge, any Person with which the Seller or any Subsidiary have contracted, is in breach in any material respect of any license, sublicense, Contract or assignment granted to or by it with respect to any Intellectual Property Rights, including but not limited to the use, maintenance, or support of any Software or hardware, nor does the Seller have any Knowledge of any disputes or disagreements with respect thereto.

      (i) There are no issued patents or registered copyrights included in the Intellectual Property Rights. All marks included in the Intellectual Property Rights ("Marks") that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely postregistration filing of affidavits or use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing Date, except where the failure thereof would not reasonably be expected to result in a Material Adverse Effect on the Business. All products and materials containing a Mark bear the proper federal registration notice where permitted by law, except where the failure thereof would not reasonably be expected to result in a Material Adverse Effect on the Business.

      (l) The Seller and its Subsidiaries have taken all reasonable customary and usual precautions to protect the secrecy, confidentiality, and value of their Trade Secrets. The Seller or one of its Subsidiaries has good title and an absolute right to use the Trade Secrets. To the Seller's Knowledge, none of the Trade Secrets are part of the public knowledge or literature, or have been used, divulged, or appropriated either for the benefit of any Person (other than the Seller or its Subsidiaries) or to the detriment of the Seller or one of its Subsidiaries. No Trade Secret is subject to any adverse claim or, to the Seller's Knowledge, has been challenged or threatened in any way.

      Section 4.15 ENVIRONMENTAL LIABILITY. Neither the Seller nor, to the Seller's Knowledge, any third party has engaged in the generation, use, manufacture, treatment, transportation, storage or disposal of any Hazardous Material on any of the properties included in the Purchased Assets, and the Seller has no Knowledge that any such properties, as currently used and occupied, do not comply in all material respects with applicable Laws and Approvals, including those relating to land use, pollution, Hazardous Materials and the environment. There is no Litigation and there are no private investigations or remediation activities or governmental investigations pending or, to the Seller's Knowledge threatened, seeking to impose, or that would reasonably be expected to result in the imposition, on the Seller or any Subsidiary of any material obligation or liability under any Law relating to pollution, Hazardous Materials or the environment, nor does the Seller know of any reasonable basis therefor.

      Section 4.16 BROKERS. Neither the Parent nor any Affiliate has retained any broker or finder, and no broker or finder has acted on behalf of the Parent or any Affiliate in connection with this Agreement or the transactions provided for hereby (other than Cohane Rafferty Securities, Inc., all of whose fees and expenses are for the Seller's account).

      Section 4.17 INFORMATION SUPPLIED; ACCURACY OF DATA.

      (a) The written materials (including computer tapes and disks) identified in Section 4.17 of the Disclosure Schedule provided by or on behalf of the Parent, the Seller, any of its Subsidiaries or any of their Affiliates to the Purchaser or any of its Affiliates in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby are true, complete and correct in all material respects; provided, however, that all forward-looking information (including, without limitation, forecasts and budgets) shall be excluded from the purview of this Section 4.17(a); and, provided, further, that in the event that any matter identified in Section 4.17 of the Disclosure Schedule is covered specifically by any other representation and warranty made by the Seller and Parent hereunder, such other representation and warranty shall control.

      (b) The records (including computer records), files and other information in written or recorded form relating to, or used by the Seller and the Subsidiaries in connection with, the Business accurately reflect in all material respects the information supplied to the Seller by third parties and the actions taken by the Seller. To the Seller's Knowledge, all servicing accounts maintained by or on behalf of Seller or any of its Subsidiaries accurately reflect all transactions in such accounts and all information supplied to the Seller by third parties.

      Section 4.18 TAXES. (a) With respect to Taxes:

            (i) for the purposes of this Section 4.18, the term "Sellers" shall include the Seller and each of the Subsidiaries, the capital stock of which is included among the Purchased Assets;

            (ii) all Income Tax Returns that are required to be filed by or with respect to the Parent or the Sellers have been timely filed, and all Income Taxes required to be shown thereon as owing have been paid, except where the failure to file Income Tax Returns or to pay Income Taxes would not have a Material Adverse Effect on the Sellers;

            (iii) except to the extent disclosed on Section 4.18(a)(iii) of the Disclosure Schedule, no adjustments relating to Taxes of the Subsidiaries have been proposed by the Internal Revenue Service or any state, local or foreign taxing authority, whether informally or in writing, and to the Sellers' Knowledge no basis exists for such an adjustment;

            (iv) to the Seller's Knowledge, there are no pending or threatened actions or proceedings for the assessment or collection of Taxes against the Subsidiaries, other than as set forth on Section 4.18(a)(iii) of the Disclosure Schedule;

            (v) to the Seller's Knowledge, there are no Tax liens on any Purchased Assets other than for taxes that are not yet due and payable, or for Taxes that are being contested in good faith and that are properly reflected on the Closing Statement;

            (vi) no Subsidiary has been, at any time, a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the applicable statute of limitations for any Income Tax has not expired;

            (vii) except as disclosed in Section 4.18(a)(vii) of the Disclosure Schedule, no waivers of statutes of limitation have been given by the Subsidiaries or requested with respect to any Tax Return of the Subsidiaries;

            (viii) there are no requests for information by any Governmental Agency currently outstanding relating to the Taxes of the Subsidiaries;

            (ix) to the Seller's Knowledge, there are no proposed reassessments of the Purchased Assets or any property owned by the Subsidiaries, or other proposals that could increase the amount of Tax to which the Subsidiaries would be subject; and

            (x) Except as disclosed in Section 4.18(a)(x) of the Disclosure Schedule, no penalties under Section 6721, 6722 or 6723 of the Code have been assessed against the Seller or any of the Subsidiaries, or if penalties have been assessed, all such penalties have been abated.

      (b) Sellers have delivered to the Purchaser a true and complete copy of each Tax sharing, Tax allocation or Tax payment agreement or arrangement involving the Subsidiaries, and a true and complete description of all such unwritten or informal agreements or arrangements.

      (c) Except as otherwise provided in this Agreement, on the Closing Statement reserves and allowances will have been provided, adequate to satisfy all liabilities for Taxes relating to the Subsidiaries for periods through the Closing Date.

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES
                                OF THE PURCHASER

      The Purchaser represents and warrants to the Seller and the Parent as follows:

      Section 5.01 ORGANIZATION OF THE PURCHASER. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted.

      Section 5.02 POWER AND AUTHORITY. The Purchaser has the requisite power and authority to execute and deliver this Agreement and the Related Documents to which it is or will be a party and to perform the transactions contemplated hereby and thereby to be performed by it. All corporate action on the part of the Purchaser necessary to approve or to authorize the execution and delivery of this Agreement and the Related Documents to which it is or will be a party and the performance of the transactions contemplated hereby and thereby to be performed by it has been duly taken. This Agreement is a valid and binding obligation of the Purchaser, enforceable in accordance with its terms.

      Section 5.03 NO CONFLICTS. Except as may be required under the HSR Act and except as set forth on Schedule 5.03, neither the execution or delivery by the Purchaser of this Agreement or the Related Documents to which it is or will be a party nor the performance by the Purchaser of the transactions contemplated hereby or thereby to be performed by it, shall:

            (i) conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws of the Purchaser;

            (ii) violate any Law applicable to the Purchaser or by which the Purchaser or any of its properties is bound; or

            (iii) require any consent, approval, authorization or other order or action of, or notice to, or declaration, filing or registration with, any Governmental Agency or other third party.

      Section 5.04 BROKERS. The Purchaser has not retained any broker or finder, and no broker or finder has acted on behalf of the Purchaser, in connection with this Agreement or the transactions provided for hereby.

      Section 5.05 LICENSES. The Purchaser is (i) an approved seller/servicer of mortgage loans for FNMA and FHLMC in good standing, (ii) a HUD approved mortgagee pursuant to Section 203 of the National Housing Act, (iii) authorized by GNMA as an eligible issuer/servicer and in good standing to service GNMA loans and (iv) a FHA approved mortgagee and a VA approved lender in good standing to originate and service FHA and VA loans. The Purchaser has not been suspended as a mortgagee or servicer by the FHA, the VA, FHLMC, FNMA or GNMA, and the Purchaser has facilities, procedures and experienced personnel necessary for the sound servicing of FHA, VA, FHLMC, FNMA and GNMA loans.

                                   ARTICLE VI
                     EMPLOYEES AND EMPLOYEE-RELATED MATTERS

      Section 6.01 BASIC EMPLOYMENT MATTERS.

      (a) Effective as of the Closing Date, the Purchaser or an Affiliate of the Purchaser (the "Employer") shall offer to employ, at their then-current rates of base pay, all employees of the Seller employed in the Business on the day before the Closing Date, but excluding (i) any employees who are absent from work due to an approved leave of absence (but excluding any absence reasonably expected to be of short duration taken in accordance with Seller's standard policy for such absences, including, but not limited to, vacation, jury duty, bereavement and illness) or on corrective action or job discontinuance, (ii) any employees identified on Schedule 6.01(a), which the Purchaser agrees to deliver to the Seller at least ten Business Days before the Closing Date, and (iii) at the Employer's discretion, any persons referred to as "excluded employees" in
Section 10.04(a)(vi). The employees to whom the Employer is obligated or otherwise elects to offer employment pursuant to the preceding sentence and who accept such employment are referred to collectively herein as the "Employees," which term, unless the context requires otherwise, includes the employees of the Subsidiaries employed in the Business on the Closing Date (it being understood that, as of the Closing and for purposes of this Article VI, such employees of the Subsidiaries will continue to participate in any applicable separate employee benefit and compensation plans maintained by the employing Subsidiary, rather than the Employer's corresponding plan).

      (b) Notwithstanding anything to the contrary in the foregoing, any employee of the Seller referred to in clause (i) of Section 6.01(a) employed in the Business who is absent from work on the Closing Date due to a leave of absence as referred to above and who, within six months after the commencement of such absence, reports for employment and is able to return to active employment with the Employer, shall be eligible to return to his or her former position if it is then available or, if such position is not available, shall be eligible to seek another position with the Employer for a 30-day period (and shall be offered employment by the Employer for at least such

30-day period at the same rate of base pay); provided, however, that employees referred to in this sentence shall be considered Employees for purposes of this Agreement from and after the time they report for employment and are able to return to active employment with the Purchaser.

      (c) The Seller will pay all targeted bonuses and any other incentive compensation to the Employees for the period between January 1, 1999 and the Closing Date in accordance with the Seller's and the Subsidiaries' existing incentive compensation plans. With respect to those employees listed on Schedule 6.01(c), the Employer shall "reinstate" their prior service with Seller upon the first anniversary of their reemployment date with Seller (as set forth on Schedule 6.01(c)) for purposes of this Article VI.

      (d) The Employer will, subject to changes necessitated by or in response to regulatory considerations, business performance or matters of fairness and equity, maintain incentive compensation plans substantially consistent with the Seller's existing plans (other than any bonuses or other compensation in respect of the sale of the Business). Subject to this Article VI, after the Closing Date, the Employer may modify, alter or terminate, in its sole and exclusive discretion, any of the terms and conditions of employment of the Employees. Nothing in this Agreement shall prevent the Employer from terminating the employment of any Employee at any time after the Closing Date, in its sole and exclusive discretion. Any non-competition agreements between an Employee and the Seller or any of its Affiliates shall terminate as of the time such Employee commences employment with the Employer.

      Section 6.02 DEFINED BENEFIT PLANS. Effective as of the day before the date the person becomes an Employee, such Employee shall cease to be an active employee for purposes of the Seller's Retirement Plan (the "Retirement Plan"). As of the date the person becomes an Employee (for each such person, the "Employment Date"), the Employer shall cause such Employee who participated in the Retirement Plan to participate and commence to accrue benefits under the Employer's pension plan on the same terms and conditions applicable to other comparably situated employees of the Employer and its participating Affiliates. The Employer shall grant past service credit for purposes of eligibility for participation and vesting (but not for purposes of benefit credit) under the Employer's pension plan to such Employee for all service credited as of the Employment Date under the Retirement Plan.

      Section 6.03 DEFINED CONTRIBUTION PLANS. Effective as of the day before the Employment Date, each Employee shall cease to be an active employee for purposes of the Seller's Savings Incentive Plan (the "SIP"). As of the Employment Date the Employer shall cause each Employee who was eligible to participate in the SIP to be eligible to participate in the Employer's savings investment plan on the same terms and conditions applicable to other comparably situated employees of the Employer and its participating Affiliates. The Employer shall grant past service credit for purposes of eligibility and vesting to each Employee under the Employer's savings investment plan ("ESIP") for all service credited to such Employee as of the Employment Date under the SIP. The Employees shall be eligible to make direct rollovers from the SIP to the ESIP in the form of cash and participant notes held by the SIP.

      Section 6.04 SEVERANCE ARRANGEMENTS. From the Employment Date until the date which is six months after the Closing Date, each Employee shall be entitled to severance benefits in accordance with the Seller's existing severance program. After the date which is six months after the Closing Date, the Employer shall provide each Employee with the Employer's severance program (as the same may be amended) on the same basis as applicable to other comparably situated employees of the Employer and its participating affiliates providing benefits in the event of termination of employment. The Employer will grant past service credit for all purposes under its severance program to each Employee for all service credited to such Employee as of the Employment Date under the corresponding severance programs of the Seller. The Seller and the Purchaser shall share, in accordance with the following sentence, the obligation for all severance benefits in the aggregate payable in accordance with the Seller's or the applicable Subsidiary's severance plans ("covered severance payments") to
(i) all Employees whose employment with the Employer and its Affiliates is terminated within six months after the Closing Date and (ii) all employees to whom the Employer is not required to offer employment because they are identified on Schedule 6.01(a) and whose employment with the Seller or its Affiliates is terminated within six months after the Closing Date. The Seller shall be responsible for the first $1,500,000 of covered severance payments; the Seller shall be responsible for 75%, and the Purchaser shall be responsible for the balance, of covered severance payments between $1,500,001 and $2,500,000; the Purchaser and the Seller shall each be responsible for 50% of covered severance payments between $2,500,001 and $3,500,000; the Purchaser shall be responsible for 75%, and the Seller shall be responsible for the balance, of covered severance payments between $3,500,001 and $4,500,000; and the Purchaser shall be responsible for all covered severance payments above $4,500,000. Each party shall reimburse the other promptly after receipt of reasonable documentary evidence for amounts owed pursuant to the preceding sentence. The Employer and its Affiliates will not hire or rehire any such employee in respect of whom the Seller has made any portion of such severance payments, and the Parent and its Affiliates will not hire or rehire any such employee in respect of whom the Purchaser has made any portion of such severance payments (other than Employees whose employment with the Employer and its Affiliates has been terminated), in either case until the first anniversary of such employee's termination.

      Section 6.05 OTHER EMPLOYEE BENEFITS.

      (a) As of the Employment Date, the Employer shall cause each Employee to participate in the welfare benefit plans (as defined in Section 3(1) of ERISA) sponsored or maintained by the Employer and its participating Affiliates on the same terms and conditions applicable to other comparably situated employees of the Employer and its participating Affiliates. The Employer will waive any pre-existing conditions clause and will grant past service credit for all purposes under each such welfare plan, other than retiree medical, to each Employee for all service credited as of the Employment Date under the corresponding welfare plans of the Seller. The Employer shall also cause the welfare benefit plans referred to in this Section 6.05(a) to give each Employee credit for the portion of 1999 deductibles that were satisfied prior to the Employment Date. Notwithstanding anything herein to the contrary, the Seller shall be responsible for (i) all covered welfare benefit claims under its and the Subsidiaries' employee benefit plans by each Employee or eligible dependents that arise for treatment received prior to the Employment Date, and with respect to

Employees or their eligible dependents who were hospitalized on the Closing Date, that arise by reason of events occurring before such Employees or eligible dependents are discharged from the hospital and (ii) workers' compensation payments in respect of events occurring prior to the Closing Date.

      (b) During 1999, the Employer shall grant to all Employees the number of vacation days for which they would be eligible had they continued to be employees of the Seller, except for any days which have been used as of the Employment Date. Starting as of January 1, 2000, the Employer shall provide the Employees with vacation time under the vacation policies applicable to other comparably situated employees of the Employer and its Affiliates and will grant past service credit for all purposes under such policies to Employees for all service credited as of the Employment Date under the vacation policies of the Seller.

                                   ARTICLE VII
                                     CLOSING

      Section 7.01 THE CLOSING. The Closing shall be held at 10:00 a.m. on the earliest date that is five Business Days after the satisfaction or waiver of all of the conditions to Closing set out in Articles VIII and IX hereto (other than any condition to be satisfied or waived at the Closing) at the offices of the Purchaser at 750 Washington Boulevard, Stamford, Connecticut, or at such other time and place as may mutually be agreed upon by the parties hereto. At the Closing, the appropriate parties shall take all other actions not previously taken but required to be taken hereunder on or prior to the Closing Date. The transfer of the Purchased Assets to the Purchaser and the assumption of the Assumed Liabilities by the Purchaser shall be deemed to occur at 12:01 a.m. on the Closing Date.

                                  ARTICLE VIII
                   CONDITIONS TO OBLIGATIONS OF THE PURCHASER
                          TO CONSUMMATE THE TRANSACTION

      The obligations of the Purchaser to be performed at the Closing shall be subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

      Section 8.01 REPRESENTATIONS AND WARRANTIES; COMPLIANCE WITH COVENANTS. The representations and warranties of the Seller and the Parent contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties were made at the Closing except for changes expressly permitted or contemplated by this Agreement; the covenants required to be performed by the Seller and the Parent at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed in all material respects; and the Purchaser shall have received a certificate of the President or a Vice President of each of the Seller and the Parent to that effect.

      Section 8.02 NO INJUNCTION. No Judgment shall have been rendered in any Litigation which has the effect of enjoining the consummation of the transactions contemplated by this Agreement.

      Section 8.03 APPROVALs. All Approvals required from any Governmental Agency in order to consummate the transactions contemplated by this Agreement and to conduct the Business following the Closing shall have been obtained (other than Approvals of which the failure to obtain, individually or in the aggregate, would not have a Material Adverse Effect on the Business), and all applicable waiting periods under the HSR Act and other applicable Laws shall have expired or been terminated, without the imposition of any materially burdensome restrictions or conditions on the Purchaser.

      Section 8.04 THIRD PARTY CONSENTS. Each of the Approvals set forth in
Schedule 8.04 of this Agreement shall have been obtained.

      Section 8.05 BILL OF SALE, ETC. The Seller shall have duly authorized, executed and delivered to the Purchaser the Bill of Sale and the Trademark Assignment, each dated as of the Closing Date, and the deeds and other instruments of conveyance referred to in Section 2.01(c).

      Section 8.06 SURVEY; TITLE POLICIES. The Purchaser shall have received the surveys and commitments to issue title policies with respect to the real property owned by the Seller, as specified in Section 10.14.

      Section 8.07 EMPLOYMENT AGREEMENT. Those persons identified on Schedule
8.07 shall have executed employment agreements with the Purchaser effective as of the Closing Date, in form and substance satisfactory to the Purchaser, provided that (i) the Purchaser will offer each such person comparable compensation and benefits to those he or she has currently and will not require relocation as a condition of such employment and (ii) unless the Purchaser notifies the Seller within 30 days after the date of this Agreement that it elects to terminate this Agreement on account of the failure of this condition (in which event the Agreement shall be deemed to have been terminated by the parties' mutual consent pursuant to Section 13.01(a)), this condition shall be deemed to have been waived by the Purchaser.

      Section 8.08 TRANSFER INSTRUCTIONS. The Transfer Instructions identified on Schedule 8.08 to be completed prior to the Closing Date shall have been completed in all material respects.

                                   ARTICLE IX
                     CONDITIONS TO OBLIGATIONS OF THE SELLER
                  AND THE PARENT TO CONSUMMATE THE TRANSACTION

      The obligations of the Seller and the Parent to be performed at the Closing shall be subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

      Section 9.01 REPRESENTATIONS AND WARRANTIES; COMPLIANCE WITH COVENANTS. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties were made at the Closing except for changes expressly permitted or contemplated by this Agreement; the covenants required to be performed by the Purchaser at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed in all material respects; and the Seller shall have received a certificate of the President or a Vice President of the Purchaser to such effect.

      Section 9.02 NO INJUNCTION. No Judgment shall have been rendered in any Litigation which has the effect of enjoining the consummation of the transactions contemplated by this Agreement.

      Section 9.03 APPROVALS. All Approvals required from any Governmental Agency in order to consummate the transactions contemplated by this Agreement shall have been obtained (other than Approvals of which the failure to obtain, individually or in the aggregate, would not have a Material Adverse Effect on the Seller or the Parent), and all applicable waiting periods under the HSR Act and other applicable laws shall have expired or been terminated, without the imposition of any materially burdensome restrictions or conditions on the Seller.

      Section 9.04 THIRD PARTY CONSENTS. Each of the Approvals identified on
Schedule 9.04 shall have been obtained.

      Section 9.05 ASSUMPTION AGREEMENT. The Purchaser shall have duly authorized, executed and delivered to the Seller the Assumption Agreement, dated as of the Closing Date, and shall have acknowledged the Bill of Sale.

                                    ARTICLE X
                                    COVENANTS

      Section 10.01 HSR FILINGS. As soon as practicable after the execution of this Agreement, the parties shall make all filings with the appropriate Governmental Agencies of the information and documents required or contemplated by the HSR Act with respect to the transactions contemplated by this Agreement. The Seller and the Parent, on the one hand, and the Purchaser, on the other hand, shall use their respective best efforts to comply as expeditiously as possible with all lawful requests of such Governmental Agencies for additional information and documents.

      Section 10.02 INJUNCTIONS. If any court having jurisdiction over any of the parties hereto issues or otherwise promulgates any restraining order, injunction, decree or similar order which prohibits the consummation of any of the transactions contemplated hereby or by any Related Document, the parties hereto shall use Commercially Reasonable Efforts to have such restraining order, injunction, decree or similar order dissolved or otherwise eliminated as promptly as possible and to pursue the underlying Litigation diligently and in good faith. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 10.02 shall limit the respective rights of the parties to terminate this Agreement pursuant to Section 13.01 or shall limit or otherwise affect the respective conditions to the obligations of the parties set forth in Articles VIII and IX hereof.

      Section 10.03 ACCESS TO INFORMATION. Between the date of this Agreement and the Closing Date, the Seller shall, and shall cause its Affiliates to, upon reasonable request by the Purchaser, (i) provide the Purchaser and its accountants, counsel and other authorized representatives reasonable access, during normal business hours and under reasonable circumstances, to any and all premises, properties, Contracts, commitments, books, records and other information of or relating to the Business and to the officers, employees and agents of the Business and (ii) cause its officers to furnish to the Purchaser and its authorized representatives any financial, environmental, health and safety, technical and operating data and other information pertaining to the Business, as the Purchaser shall from time to time reasonably request and which is either normally available to the Seller in the ordinary and usual course of business or which may be obtained or produced by the Seller at a de minimis cost to the Seller; PROVIDED, HOWEVER, that such access may be limited to the location at which the relevant information is normally maintained and shall not unreasonably interfere with the operations of the Seller and its Affiliates, and the Seller and its Affiliates shall not be required to give the Purchaser access to any information relating solely to the Excluded Assets.

      Section 10.04 NO EXTRAORDINARY ACTIONS BY THE SELLER.

      (a) In each case except as (x) consented to or approved by the Purchaser in writing (which consent shall not be unreasonably withheld, bearing in mind the Purchaser's plans to operate the Business after the Closing), (y) required by this Agreement or the Related Documents or (z) related to the Excluded Assets or the Retained Liabilities, from the date hereof until the Closing, the Parent and the Seller shall not take any action that would cause their representations and warranties herein to be untrue in any material respect and shall conduct the Business only in the ordinary course and in accordance with its present policies and procedures (including loan collection and chargeoff practices) and use Commercially Reasonable Efforts to preserve intact its present business organization, keep available the services of its present management and employees and preserve its relationships with suppliers and customers and others having business dealings with it (including, to the extent consistent with the provisions of this Agreement, the Parent and its Affiliates) so that the Business shall not be impaired in any material respect, and the Seller and the Subsidiaries will not (and the Parent will cause the Seller and the Subsidiaries not to):

            (i) Permit or allow any of the assets that will be Purchased Assets to be subjected to any Lien, except as set forth in Section 4.07 of the Disclosure Schedule and except for Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings;

            (ii) Sell, transfer or otherwise dispose of or agree to dispose of, or acquire or agree to acquire, any material assets that would be Purchased Assets except in the ordinary course of business, or sell, transfer or otherwise dispose of or agree to dispose of any material servicing rights, other than pursuant to Contracts identified on Section 4.07(c) of the Disclosure Schedule or extensions thereof on substantially similar terms. To the extent the Seller needs to sell servicing rights in the ordinary course of business, the Seller shall sell such servicing rights to the Purchaser in accordance with the flow matrix set forth on Exhibit A to Schedule 3.01(a)(i)(A);

            (iii) Grant any general increase or implement any general decrease in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any officer or employee, other than (A) in the ordinary course of business or pursuant to promotions or (B) bonuses payable by the Seller in connection with the consummation of the transactions contemplated by this Agreement;

            (iv) Other than as set forth in Schedule 10.04(a)(iv), make any single capital expenditure or commitment in excess of $50,000 for additions to property, plant, equipment or intangible capital assets that would be included in the Purchased Assets or make aggregate capital expenditures and commitments for such purposes in excess of $200,000;

            (v) Enter into any agreement for real estate tax service or any other agreement (other than Mortgage Loans or commitments to make Mortgage Loans) for a non-cancelable term in excess of one year or involving aggregate payments by the Seller in excess of $25,000; or

            (vi) Except as set forth in Schedule 10.04(a)(vi), hire any person who would become an Employee, provided that the Seller may hire (A) any non-exempt employee to fill a vacancy or (B) any other person, it being understood that (x) any person described in this clause (B) to whose employment the Purchaser has not consented shall be an "excluded employee" to whom the Employer will not be required to offer employment under Section 6.01 and (y) the Seller will advise each such employee to that effect in connection with its offer of employment.

      (b) The Parent and the Seller agree to cooperate with the Purchaser throughout the period prior to the Closing to meet with employees of the Business at such times as shall be approved by a representative of the Parent or the Seller, for purposes of retaining such employees.

      (c) From the date hereof until the Closing or the earlier termination of this Agreement, the Seller and the Parent will not, and will cause their officers, directors, employees and agents not to, initiate contact with, solicit any inquiries from, request or invite submission of any proposal or offer from, or provide any confidential information to, or participate in any negotiations with, any third party in connection with any possible proposal by such third party regarding a sale of all or any substantial portion of the assets of the Business, provided that the provisions of this paragraph shall not apply to any assets that would be Excluded Assets.

      Section 10.05 COMMERCIALLY REASONABLE EFFORTS; FURTHER ASSURANCES.

      (a) Upon the terms and subject to the conditions hereof, the Seller and the Parent, on the one hand, and the Purchaser, on the other hand, agree to use Commercially Reasonable Efforts to take or cause to be taken all actions, and to do or cause to be done all things, necessary, proper or advisable to ensure that the conditions set forth in Articles VIII and IX are satisfied and to consummate and make effective the transactions contemplated by this Agreement and the Related Documents (including without limitation, the preparation of supplemental indentures and other documents in connection with assumption of the Debentures, the Notes and the QUICS), insofar as such matters are within their respective control.

      (b) Except as otherwise expressly provided for in this Agreement, through the date which is 180 days after the Closing Date (i) each of the Purchaser and the Seller shall, and shall cause each of their respective Affiliates to, use Commercially Reasonable Efforts to obtain at the earliest practicable date, whether before or after the Closing Date, all consents required to be obtained by it for the performance of the transactions contemplated by this Agreement and the Related Documents, (ii) the Seller shall use Commercially Reasonable Efforts to obtain, whether before or after the Closing Date, any amendments, novations, releases, waivers, consents or approvals with respect to all outstanding Contracts of the Seller which are necessary either to cure any defaults thereunder existing immediately prior to the Closing Date or for the consummation of the transactions contemplated by this Agreement and the Related Documents, and (iii) each party hereto shall execute and deliver such instruments, certificates and other documents and take such other actions as any other party hereto may reasonably require in order to carry out this Agreement or any of the Related Documents and the transactions contemplated hereby and thereby; PROVIDED, HOWEVER, that (A) in obtaining any such amendments, novations, releases, waivers, consents or approvals, no party hereto shall, or shall permit any of its Affiliates to, agree to any amendment of any such instrument which imposes any obligation or liability on another party without the prior written consent of such other party, and (B) except as otherwise expressly provided by this Agreement, no party hereto shall be obligated to execute any guarantees or undertakings or otherwise incur or assume any expense or liability (other than for filing fees and similar costs required in connection with the purchase and sale of the Purchased Assets) in obtaining any such release, novation, approval, consent, authorization or waiver.

      (c) The Purchaser, on the one hand, and the Seller and the Parent, on the other hand, shall provide such information and cooperate fully with each other party hereto in making such applications, filings and other submissions which may be required or reasonably necessary in order to obtain all approvals, consents, authorizations and waivers as may be required from any Governmental Agency or other third party in connection with the transactions contemplated by this Agreement and the Related Documents and shall promptly use Commercially Reasonable Efforts to make each such application, filing or other submission, including without limitation, any supplemental filing.

      Section 10.06 BULK SALES LAWS. The Purchaser hereby waives compliance by the Seller with the provisions of the "bulk sales" or similar laws of any jurisdiction and all bulk sales tax provisions in all states. The Seller and the Parent shall indemnify the Purchaser and hold it harmless from and against any and all claims, losses, damages, liabilities, costs and expenses incurred by the Purchaser or any of its Affiliates as a result of any failure to comply with any such laws.

      Section 10.07 INSURANCE AND BENEFITS CONTRACTS. The Seller shall use Commercially Reasonable Efforts to maintain all insurance policies and binders relating to the Business in full force and effect at all times up to and including the Closing Date and shall pay all premiums, deductibles and retro-adjustment billings, if any, with respect thereto covering all periods, and ensuring coverage of the Business, up to and including the Closing Date.

      Section 10.08 USE OF NAMES.

      (a) As soon as reasonably practicable after the Closing, the Seller shall
(i) change its corporate name to one not including the words "Source One" or any confusingly similar words and (ii) cease to use (including use through the internet) any written materials, including, without limitation, signs, labels, packing materials, letterhead, advertising and promotional materials and forms, which include the words "Source One" or any trademark, trade name, domain name, service mark or trade dress owned by the Seller and the Subsidiaries prior to the Closing Date.

      (b) As soon as reasonably practicable after the Closing, the Purchaser shall cease to use any written materials, including, without limitation, labels, packing materials, letterhead, advertising materials and forms, that identify the Business as an Affiliate of the Parent; PROVIDED, HOWEVER, that the Purchaser may use signs, inventory, checks, application forms, sales literature, letterhead, business cards or the like in existence as of the Closing Date until the earlier of the exhaustion of such materials or the date six months after the Closing Date.

      Section 10.09 TRANSFER OF MORTGAGE LOANS. The Seller shall, both before and after the Closing, at its expense, complete the steps required by the Transfer Instructions in accordance with the applicable timetable and take all such other actions and pay such other costs as are, in the Purchaser's reasonable judgment, necessary to effect and evidence the transfer of all of the Seller's and the Subsidiaries' right, title and interest in and to the Mortgage Loans.

      Section 10.10 MAIL RECEIVED AFTER CLOSING. Following the Closing, (i) the Purchaser may receive and open all mail addressed or directed to the Seller at the offices of the Business, (ii) to the extent that such mail and the contents thereof relate to the Purchased Assets, the Business or to any of the Assumed Liabilities, the Purchaser may deal with the contents thereof in its sole discretion and (iii) the Purchaser shall forward any other such mail to the Seller.

      Section 10.11 CONFIDENTIALITY; PUBLICITY. Each party shall hold, and shall use its best efforts to cause its employees and agents to hold, in strict confidence all information concerning another party furnished to it by such other, all in accordance with the Confidentiality Agreement previously executed and delivered by the parties in connection with the transactions contemplated hereby, which shall remain in full force and effect and shall survive any termination of this Agreement for a period of one year. Any release to the public of information with respect to the matters contemplated by this Agreement (including without limitation any termination of this Agreement) shall be made only in the form and manner approved by the Purchaser, the Seller and the Parent, provided that if a party is required by law to make any disclosure concerning such matters, such party shall discuss in good faith with the other parties the form and content of such disclosure prior to its release.

      Section 10.12 TRANSITION SERVICES. At the Closing, the parties will execute and deliver an agreement substantially in the form of Exhibit C (the "Transition Services Agreement").

      Section 10.13 ACCESS TO RECORDS AFTER THE CLOSING.

      (a) The Seller, on the one hand, and the Purchaser, on the other hand, recognize that subsequent to the Closing they may have information and documents which relate to the Business, its employees, its properties, the Purchased Assets, the Excluded Assets, the Retained Liabilities, the Excluded Liabilities and Taxes and to which the other party may need access subsequent to the Closing. Each party shall provide the other party access, during normal business hours on reasonable notice, to all such information and documents, and to such of its employees, which such other party reasonably requests. The Purchaser, on the one hand, and the Seller, on the other hand, agree that prior to the destruction or disposition of any such documents or any books or records pertaining to or containing such information at any time within five years (or, in any matter involving Taxes, until the later of the expiration of all applicable statutes of limitations (including extensions thereof) or the conclusion of all litigation (including exhaustion of all appeals relating thereto) with respect to such Taxes) after the Closing Date, each party shall provide not less than 30 calendar days prior written notice to the other of any such proposed destruction or disposal. If the recipient of such notice desires to obtain any such documents, it may do so by notifying the other party in writing at any time prior to the scheduled date for such destruction or disposal. Such notice must specify the documents which the requesting party wishes to obtain. The parties shall then promptly arrange for the delivery of such documents. All out-of-pocket costs associated with the delivery of the requested documents shall be paid by the requesting party.

      (b) With respect to audits conducted by federal, state and local taxing authorities, Purchaser agrees to provide Parent with responses to information document requests presented by such taxing authorities within 30 calendar days. Such information document requests may include, but shall not be limited to, all tax matters related to Seller and subsidiaries for all tax years currently open under the relevant jurisdictions' statute of limitation.

      Section 10.14 TITLE COMMITMENTS; SURVEYS.

      (a) The Seller shall, not less than 30 days prior to the Closing Date, deliver to the Purchaser a commitment of a title insurance company reasonably satisfactory to the Purchaser to issue an owner's policy of title insurance on a standard American Land Title Association form covering title to each parcel of real property owned by the Seller described in Section 4.07(b) in an amount reasonably satisfactory to the Purchaser naming the Purchaser as the insured. The Seller agrees to pay the cost of such title insurance commitments.

      (b) As soon as reasonably practicable after the execution of this Agreement, the Seller shall, at its expense, furnish to the Purchaser a current on-the-ground staked "as-built" survey of the owned premises included in the Purchased Assets made in accordance with the "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys" jointly established by ALTA and ACSM in 1992 and meeting the accuracy requirements of an Urban Class Survey, as defined therein, including Items 1-44, 6-11 and 13 on Table A contained therein (the "Survey") prepared by a registered land surveyor licensed in the state where such premise is located (the "Surveyor"), and which survey shall otherwise be acceptable to the Purchaser, in its reasonable discretion, and the title company for deletion of the exceptions pertaining to areas and boundaries. The Survey (including specifically the certificate of the Surveyor forming a part thereof) shall be in form and substance acceptable to the Purchaser, in its reasonable discretion, and to the title insurance company and shall locate all existing improvements, easements and rights-of-way (which shall show recording data, if applicable), encroachments, conflicts and protrusions affecting such premises, water, sewer, gas and electric lines, telephone and television cable lines and the size and capacity thereof, parking spaces and the size of each, shall set forth the outside perimeter of the premises, shall contain a metes and bounds description of the premises and shall set forth the acres included within the premises. The Survey shall contain a statement on the face thereof certifying as to the Zone Designation by the Secretary of Housing and Urban Development with reference to the appropriate Flood Insurance Rate Map Number (which Flood Insurance Rate Map Number shall be the current Flood Insurance Rate Map for the community in which the premises is located). In the event the Survey shows any easement, right-of-way, encroachment, conflict or protrusion affecting the premises that is unacceptable to the Purchaser, in its reasonable discretion, the Purchaser shall within 20 days after receipt of such Survey, the title commitment and a legible copy of each exception document, notify the Seller in writing of such fact. The Seller shall then promptly undertake to eliminate or modify such unacceptable matters to the satisfaction of the Purchaser, as determined in its reasonable discretion. In the event the Seller is unable to do so prior to the Closing, the Purchaser may accept such title to the premises as the Seller can deliver and receive a credit against the purchase price in an amount reasonably acceptable to the Purchaser.

      Section 10.15 UPDATED MORTGAGE LOAN SCHEDULE. Within five Business Days after the Closing Date, the Seller shall deliver to the Purchaser an updated copy of the Mortgage Loan Schedule as of the Closing Date. The information set forth in such updated Mortgage Loan Schedule shall be complete, true and correct in all material respects as of its date.

      Section 10.16 SYSTEM UPGRADE. Prior to the Closing Date, the Seller will complete the upgrade of its investor accounting system in accordance with
Schedule 10.16 to the extent the timetable on such Schedule would require completion by such date.

      Section 10.17 FINAL CERTIFICATION AND RECERTIFICATION, ETC.

      (a) The Seller shall use Commercially Reasonable Efforts prior to the Closing Date to (i) obtain final certification or recertification, as applicable, of any Mortgage Loan pool and (ii) obtain any Mortgage Loan documents that are missing.

      (b) The Seller shall use Commercially Reasonable Efforts prior to the Closing Date to ensure that all investor reporting is fully reconciled and balanced. The Seller will reimburse the Purchaser for any reasonable post-Closing out-of-pocket expenses required to reconcile and balance investor reporting in respect of the Mortgage Loans and to maintain such reconciliation until the scheduled completion of the investor accounting upgrade contemplated by Section 10.16, or arising out of the failure of such reporting to be reconciled and balanced on the Closing Date.

      (c) From the date of this Agreement until the Closing Date, the Seller shall provide reports and documentation to the Purchaser every two weeks regarding the status of the matters referred to in this Section 10.17.

      Section 10.18 REPURCHASE OF MORTGAGE LOANS.

      (a) If the Purchaser determines that a Mortgage Loan will or may be required to be repurchased from a third party or may be subject to a claim for indemnification pursuant to Section 12.02, in either case arising out of (x) the Pre-Closing Servicing Obligations or (y) a breach of the representations and warranties contained in Section 4.10, then in order to mitigate any losses the Seller may bear with respect to such Mortgage Loan, the Purchaser shall take such steps as it would take with respect to other comparable mortgage loans in its own portfolio. Such steps shall include using Commercially Reasonable Efforts to enforce any contractual remedies that may be available to the Purchaser under any agreement with any broker or correspondent; provided, however, that no failure of a broker or correspondent to perform its obligations under the applicable Contract shall relieve the Seller of its obligations hereunder. Such steps may also include entering into indemnification agreements with the applicable investors in lieu of repurchase; provided, however, that as a condition of entering into any such indemnification agreement with an investor, the Purchaser may require that the Seller provide to the Purchaser a "back-to-back" indemnification agreement with respect to the applicable Mortgage Loan(s).

      (b) If the Purchaser repurchases a Mortgage Loan as contemplated by the first sentence of the preceding paragraph, the Seller shall purchase such Mortgage Loan from the Purchaser for the price paid by the Purchaser to repurchase such Mortgage Loan. The Purchaser shall service each Mortgage Loan so repurchased by the Seller pursuant to a Services Agreement in form agreeable to the parties. In addition, with respect to each such repurchased Mortgage Loan, the Purchaser shall, at the Seller's request, exercise any contractual remedies that may be available against any applicable broker or correspondent. The Seller's obligations under this Section 10.18(b) shall terminate on the date which is eight years and six months after the Closing Date. For purposes of the monetary limitation described in Section 12.05(c) on the Seller's indemnification obligations with respect to Mortgage Loan Claims after the seventh anniversary of the Closing Date, only actual monetary losses incurred by the Seller upon complete liquidation of a Mortgage Loan repurchased pursuant to this Section 10.18 (rather than any gross repurchase price paid to the Purchaser) shall be considered Purchaser Indemnifiable Losses arising out of Mortgage Loan Claims.

      (c) After the Closing Date, the Seller may repurchase mortgage loans in connection with the Retained Liabilities and request the Purchaser to service such mortgage loans on the Seller's behalf. In the event the Seller requests the Purchaser to perform such servicing, the Seller and the Purchaser shall enter into a Services Agreement in form agreeable to the parties.

      (d) The Seller shall indemnify the Purchaser for any losses or out-of-pocket costs or expenses incurred by the Purchaser in performing its duties under Section 10.18, except for any such losses, costs or expenses arising from the negligence or willful misconduct of the Purchaser.

      Section 10.19 AGREEMENT NOT TO COMPETE; NON-SOLICITATION.

      (a) Each of the Parent and the Seller agrees that during the period ending on the fifth anniversary of the Closing Date, neither the Parent nor the Seller nor any other entity of which the Parent or the Seller owns, directly or indirectly, 25% or more of the voting stock or other similar equity interests (collectively, the "Parent's Affiliates"; provided that FSA and any of its majority-owned subsidiaries will not be considered a Parent's Affiliate unless Parent directly or indirectly (x) owns 50% or more of FSA's voting stock or similar equity interests or (y) otherwise has the power to elect, or has designated, a majority of FSA's board of directors) will engage in the business of originating, selling or servicing residential mortgage loans in the United States (the "mortgage business"). Nothing in this paragraph (a) shall restrict any Parent's Affiliate from investing in the debt or equity securities of, or lending funds or rendering advice or other services to, any other entity, or from engaging in any other business activity, except in each case as specifically provided in the preceding sentence.

      (b) Notwithstanding anything to the contrary in paragraph (a) of this
Section 10.19, any Parent's Affiliate may acquire any entity or business which engages in the mortgage business (a "covered business"), provided that (i) such acquired entity or business is primarily engaged in one or more non-mortgage businesses and (ii) if more than 25% of such acquired entity's gross revenues are derived from the covered business during the twelve full calendar months immediately preceding such acquisition, then within one year after the date of such acquisition, the Parent's Affiliate shall have ceased conducting the covered business or shall have entered into a binding agreement (which may be an agreement with the Purchaser) for the disposition of the covered business. If any such binding agreement shall terminate prior to the completion of the sale of the covered business, the Parent's Affiliate shall cease conducting the covered business or enter into a new binding agreement for its disposition within three months after the date of such termination.

      (c) Each of the Seller and the Parent agrees that (i) from the date of this Agreement to the Closing Date, it will not solicit any customers of the Business or use any list of customers, suppliers, brokers, correspondents or other business contacts of the Business maintained by the Seller or any of its Subsidiaries for any purpose except to promote the Business, and from and after the date of this Agreement it will not allow any unaffiliated party to use such lists or information for any purpose, (ii) from and after the Closing Date, it will not solicit on a targeted basis any person who became a customer of the Seller or any of its Subsidiaries in connection with the Business or use any list of customers, suppliers, brokers, correspondents or other business contacts maintained by the Seller or any of its Subsidiaries in connection with the Business and (iii) from the date of this Agreement until the third anniversary of the Closing Date, the Parent and its Affiliates not engaged in the Business will not, and from the Closing Date until the third anniversary of the Closing Date, the Seller will not, solicit for employment or employ any employee of the Business, other than any such employee who will not be or has not been offered post-closing employment pursuant to Section 6.01 or whose employment with the Seller or the Purchaser has otherwise been terminated, whether voluntarily or involuntarily; provided that this provision shall not be violated by any general solicitation or advertising not directed at any such employee or group of employees.

      Section 10.20 PARENT GUARANTEE. The Parent hereby unconditionally and irrevocably guarantees all of the obligations of the Seller pursuant to this Agreement and the Related Documents.

      Section 10.21 REDEMPTION OF QUICS. The Seller will cause notice of redemption of the QUICS to be sent to the holders thereof on the Closing Date, and will use Commercially Reasonable Efforts in order to cause the QUICS to be redeemed as soon as reasonably practicable following the Closing Date.

      Section 10.22 COLLECTION OF RECEIVABLES.

      (a) The Seller will indemnify the Purchaser and hold it harmless against any losses arising out of the failure of any accounts receivable included in the Purchased Assets to be collectible in accordance with their terms. The Purchaser agrees to use Commercially Reasonable Efforts after the Closing to collect such accounts receivable. The Purchaser may require the Seller to comply with this
Section 10.22 by repurchasing at the face amount plus accrued interest any such accounts receivable which have not been collected by 180 days after their due date (or such other date as is shown on Schedule 10.22).

      (b) For purposes of this Section 10.22, the Purchased Assets shall include the right to receive interest at 7% per annum on the face amount of those receivables included in the Purchased Assets related to sales of mortgage loans or mortgage loan servicing prior to the Closing Date, provided that the Seller shall receive a credit against the amount of such interest for any interest received by the Purchaser in accordance with the terms of such receivables. Such interest shall be computed from the Closing Date to the date each such receivable is (i) collected by the Purchaser or (ii) repurchased by the Seller in accordance with Section 10.22(a). The Purchaser may deduct amounts owing under this Section 10.22(b) from the holdback amount or request such amount from the Seller in accordance with Section 12.04.

      Section 10.23 SOM. The Seller will use Commercially Reasonable Efforts to obtain all Approvals for SOM listed on Section 4.10(a) of the Disclosure Schedule and Schedule 10.23. The Purchaser will cooperate with and assist the Seller in obtaining such Approvals and shall reimburse Seller for its reasonable out-of-pocket costs and expenses incurred in seeking such Approvals (including up to $150,000 for such costs and expenses paid or incurred prior to the date of this Agreement); provided that any such reimbursed amounts shall not be included in the value of the Purchased Assets for purposes of the Closing Statement and the Adjustment Schedule. If the parties determine that such Approvals will not be obtained before the Closing, the Purchaser and the Seller will cooperate in using Commercially Reasonable Efforts to make alternative arrangements.

      Section 10.24 PRIVATE LABEL SUBSERVICING CAPABILITY. Prior to the Closing, the Seller will use Commercially Reasonable Efforts to complete and test enhancements to its servicing system sufficient to enable customer service, collections, delinquency and default management of Subserviced Mortgage Loans under a name different from that used in connection with the servicing of the Mortgage Loans (or any subset thereof). The Seller will reimburse the Purchaser for its reasonable and necessary expenses (including but not limited to the incremental internal and external costs to complete the aforementioned enhancements). The parties agree that if Chase terminates a subservicing agreement on account of a failure to so complete and test such enhancements, the Seller shall pay to the Purchaser, as liquidated damages and not as a penalty, the unearned portion of the Chase Amount allocated to such agreement, and the Purchaser shall not be entitled to any other remedy from the Seller or the Parent for such termination or the resulting loss of prospective benefits or advantages. The previous sentence notwithstanding, the Seller shall indemnify the Purchaser for any out-of-pocket losses arising out of a failure of the servicing system to operate in a manner substantially similar to the manner in which it operated prior to the implementation of the enhancements contemplated by this Section 10.24.

      Section 10.25 NORTHWEST PACIFIC. Prior to the Closing, the Seller will transfer the stock of Northwest Pacific, in a manner that will not adversely affect the operation of the Business after the Closing, so that such stock is directly owned by the Seller or will liquidate Northwest Pacific in a manner that its assets and liabilities are transferred directly to the Seller and will be Excluded Assets and Retained Liabilities.

                                   ARTICLE XI
                                   TAX MATTERS

      Section 11.01 ALLOCATION OF RESPONSIBILITY.

      (a) All Taxes based on the ownership of property (other than any sales, use, transfer, income or franchise Taxes) imposed with respect to the Purchased Assets for a tax or assessment period that included the Closing Date shall be apportioned between the Seller and the Purchaser, with the Seller bearing a portion of such taxes based on the number of days in the tax or assessment period prior to the Closing Date and the Purchaser bearing a portion of such Taxes based on the number of days in the tax or assessment period on or after the Closing Date.

      (b) Taxes described in Section 11.01(a) shall initially be timely paid as provided by applicable Law and the paying party shall be entitled to reimbursement from the non-paying party in accordance with the obligations of the parties described in such Section except that the Purchaser shall not be entitled to reimbursement until the amount of Taxes described in Section 11.01(a) to be reimbursed by the Seller to the Purchaser exceeds the amount of the "real estate taxes payable" and "personal property taxes payable" recorded on the Adjustment Schedule. The paying party shall promptly notify the non-paying party in writing of the payment of any such tax and the non-paying party shall make such reimbursement within ten business days after it receives such notice. Any payment not made within such time shall bear interest at a rate per annum equal to the Interest Rate.

      (c) Seller shall pay all sales, use, transfer, real property transfer, recording, gains, stock transfer and other similar taxes and fees ("Transfer Taxes") arising out of or in connection with the transactions effected pursuant to this Agreement, and shall indemnify, defend, and hold harmless the Purchaser (and its Affiliates) against Transfer Taxes in excess of such amount. Seller shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes, and Purchaser shall cooperate with Seller with respect to such filings.

      Section 11.02 TAX RETURNS.

      (a) Parent and Seller shall join and Seller shall cause the Subsidiaries to join, for any taxable year or portion thereof ending on or prior to the Closing Date, in (i) the consolidated federal Income Tax Returns and (ii) any combined, consolidated or unitary state or local income or franchise tax returns with respect to which the Seller and the Subsidiaries are required to be included or have been included in accordance with the most recent past practice of the Seller. Seller shall properly prepare (or cause to be prepared) and timely file (or cause to be timely filed) all applicable separate company state, local, and foreign Income Tax Returns of the Seller and the Subsidiaries for any taxable year ending on or before the Closing Date, and Seller or the Subsidiaries, as applicable, shall timely and fully pay all Income Taxes shown thereon. Purchaser shall, subject to Seller's consent (which shall not be withheld unreasonably), properly prepare (or cause to be prepared), and Purchaser shall file (or cause to be timely filed) all separate company income and franchise tax returns of the Subsidiaries for any taxable year or period commencing prior to the Closing Date and ending subsequent to the Closing Date. Purchaser shall provide drafts of such returns to Seller for Seller's review and comment no later than 30 days prior to filing. Purchaser shall accept all reasonable comments of the Seller with respect to such Tax Returns. All such returns shall be consistent with the most recent equivalent returns filed with respect to such Subsidiaries. Seller shall, upon written notice from Purchaser, provide Purchaser with funds to timely pay the portion of the tax liability shown on such income or franchise tax returns which is described as being the responsibility of the Seller under this Agreement, and Purchaser shall timely pay over (or cause to be paid over) such amounts to the appropriate authority.

      (b) Subject to Seller and the Seller's Subsidiaries making or causing to be made the payments required by it and providing the information it is required to provide or cause to be provided hereunder, Purchaser shall prepare and file all other Tax Returns required of Seller and Seller's Subsidiaries (including without limitation all information returns and payee statements required under the Code or applicable state law for the entire calendar year), shall cause to be paid all Taxes payable with respect thereto, and shall cause to be reported on such Tax Returns any transactions or payments by or relating to Seller, and Seller's subsidiaries occurring after the Closing Date.

      Section 11.03 TAX SHARING AND TAX PAYMENT AGREEMENTS.

      (a) Any amounts (including deferred taxes which become current through the end of the Closing Date by virtue of the transactions which are the subject of this Agreement) that would be required to be paid pursuant to any Tax Sharing or Tax Payment Agreement to which either the Seller or the Seller's Subsidiaries is a party shall be paid prior to the Closing Date and all such agreements shall be terminated as to the Seller, and the Seller's Subsidiaries as of the Closing Date, and the Seller and the Seller's Subsidiaries shall have no further obligations thereunder, provided all such payments have been made. For purposes of this section the term "Tax Sharing Agreement" and "Tax Payment Agreement" includes any agreement or arrangement, whether or not written, providing for the sharing or allocation of liability for Taxes of the parties thereto.

      Section 11.04 ASSISTANCE AND COOPERATION. After the Closing Date Seller and Purchaser shall:

      (a) assist in all reasonable respects (and cause their respective affiliates to assist) the other party in preparing any Tax Returns or reports for which such other party is responsible for under this Agreement;

      (b) cooperate in all reasonable respects in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Seller and the Subsidiaries;

      (c) provide timely notice to the other in writing of any pending or threatened tax audits or assessments of the Seller and the Subsidiaries for Taxable periods for which the other may have a liability under this Agreement; and

      (d) furnish the other with copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to such Taxable period.

      Section 11.05 RECORD RETENTION. After the Closing Date Seller shall retain, until the applicable statutes of limitation (including extensions) have expired, copies of the Subsidiaries' separate company returns, supporting work schedules, and other records or information in the possession of the Seller which may be relevant to such returns for all tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the Purchaser with a reasonable opportunity to review and copy the same.

      Section 11.06 CONTEST. Purchaser shall have the right to exercise, at Purchaser's expense, complete control of any issue raised in any inquiry, examination or proceeding with respect to Taxes imposed on or with respect to the assets purchased by the Purchaser, and the Taxes of Seller's Subsidiaries for which the Purchaser is required to bear the tax burden hereunder or for which Purchaser gets the tax benefit hereunder of any refund or credit, except that prior to settling any issue in any way that affects the tax benefits available to the Seller for any time period after the Closing Date, Purchaser will consult with the Seller. Seller shall have the right to exercise, at Seller's expense, complete control of any issue raised in any inquiry, examination or proceeding with respect to Taxes imposed on or with respect to the assets purchased by the Purchaser, and the Taxes of the Seller's Subsidiaries for which the Seller is required to bear the tax burden hereunder or for which Seller gets the tax benefit hereunder of any refund or credit, except that prior to settling any issue in any way that affects the tax benefits available to the Purchaser for any time period up to the Closing Date, Seller will consult with the Purchaser. Each party shall notify the other in writing upon learning of that any such issue has been raised.

      Section 11.07 SECTION 338(h)(10) ELECTION.

      (a) Seller, the Subsidiaries and Purchaser shall jointly make timely and irrevocable elections under Section 338(h)(10) of the Code and, if permissible, similar elections under any applicable state or local income tax laws, and Purchaser shall make timely and irrevocable elections under Section 338(g) of the Code. Seller and Purchaser shall report the transaction consistent with such elections under Section 338(g) and Section 338(h)(10) of the Code or any similar state or local tax provisions (the "Elections"), and shall take no position contrary thereto unless and to the extent required to do so pursuant to a determination (as defined in Section 1313(a) of the Code or any similar state or local tax provision).

      (b) To the extent possible, Seller and Purchaser shall execute at or prior to the Closing any and all forms necessary to effectuate the Elections (including, without limitation, Internal Revenue Service Form 8023 and any similar forms under state and local income tax laws (the "Section 338 Forms")). In the event, however, any Section 338 Forms are not executed at the Closing, the Seller and the Purchaser shall prepare and complete each Section 338 Form no later than 60 days prior to the date such Section 338 Form is required to be filed. Seller and Purchaser shall each cause the Section 338 Form to be duly executed by an authorized person for Seller and Purchaser in each case, and shall duly and timely file the
Section 338 Forms in accordance with applicable Tax laws and the terms of this Agreement.

      Section 11.08 ALLOCATION OF PURCHASE PRICE.

      (a) After giving effect to the allocation required by Section 3.01, Purchaser and Seller shall act together in good faith to determine and agree upon the amount of the MADSP (as defined under Treasury Regulation Section 1.338(h)(10)-1(f)) and the allocation of such MADSP among the Purchased Assets. The tax allocation of the Purchase Price among the Purchased Assets (as determined by Section 3.01 of this Agreement, except that with respect to the Seller's Subsidiaries, the Purchase Price shall be allocated to the assets of the Seller's Subsidiaries) shall be made by Purchaser and Seller acting together and in good faith, all in accordance with Section 1060 of the Code, the applicable regulations thereunder and with Treasury Regulation Section 1.338(h)(10)-1(f). Any issue that remains unresolved with respect to the amount or allocation of the Purchase Price on the date that is 120 days prior to the date on which the Section 338 Forms are required to be filed shall be referred to a nationally recognized accounting firm jointly selected by Seller and Purchaser (the "Neutral Auditors"), and the Neutral Auditors shall resolve such issue no later than 60 days prior to the date on which the Section 338 Forms are required to be filed. The fees and expenses of the Neutral Auditors shall be borne equally by Seller and Purchaser. Seller and Purchaser shall (i) be bound by such allocation for purposes of determining any Taxes, (ii) prepare and file all Tax Returns to be filed with any taxing authority in a manner consistent with such allocation and (iii) take no position inconsistent with such allocation in any Tax Return, any proceeding before any taxing authority or otherwise. Appropriate adjustment shall be made to such allocation to specific categories of assets to reflect any Purchase Price adjustment pursuant to this Agreement or other adjustment required pursuant to law. In the event such allocation is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify the other party of such dispute, and Seller and Purchaser shall cooperate in good faith in responding to such challenge in order to preserve the effectiveness of such allocation.

      (b) Each of the Purchaser and the Seller shall timely file a Form 8594 Asset Acquisition Statement of Allocation consistent with the Adjustment Schedule, shall provide a copy of such form to the other party hereto and shall file a copy of such form with its federal income Tax Return for the periods that includes the Closing Date. Each of the Purchaser and Seller further agrees not to take any position inconsistent with the allocations contemplated by this Section for any Tax purpose.

      Section 11.09 PURCHASER ACTIVITY ON CLOSING DATE AND POST-CLOSING.

      (a) On the Closing Date, Purchaser shall cause the Subsidiaries to conduct their business in the ordinary course in substantially the same manner as presently conducted and shall not permit the Subsidiaries to effect any extraordinary transactions (other than any such transactions expressly required by applicable law or by this Agreement) that could result in Tax liability in excess of the Tax liability associated with the conduct of its business in the ordinary course.

      (b) Purchaser shall not, with respect to any Taxable year or period ending on or before the Closing Date (or, with respect to any Taxable year or period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date) (a "Pre-Closing Period", and any Taxable year and period (or portion thereof) not included in a Pre-Closing Period, a "Post-Closing Period"), (i) file any amended Tax Return with respect to the Subsidiaries, (ii) carry back any loss or other Tax attribute of the Subsidiaries, or (iii) take any position with respect to Taxes of the Subsidiaries that would have the effect of shifting income from a Post-Closing Period to a Pre-Closing Period unless, in each case, Seller shall have consented in writing to such action by Purchaser, provided, in each case, Seller's consent shall not be withheld unreasonably.

      Section 11.10 LIABILITY FOR TAXES AND RELATED MATTERS.

      (a) Except to the extent of any amounts reserved for Taxes (other than reserves for deferred taxes, if any) on the Closing Statement, Parent and Seller shall be responsible for and indemnify and hold harmless Purchaser, against any and all liability (including reasonable fees for attorneys and other outside consultants incurred in contesting or otherwise in connection with any such liability as reasonably agreed to by Seller and parent) for (i) Taxes of the Subsidiaries for any Taxable year or period ending on or before the Closing Date, (ii) Taxes relating to the Purchased Assets for any Taxable year or period ending on or before the Closing Date, (iii) with respect to any Taxable year or period beginning before and ending after the Closing Date, Taxes of the Subsidiaries and Taxes relating to the Purchased Assets for the portion of such taxable period ending on and including the Closing Date, (iv) all income, franchise or similar Taxes measured by income or gain realized on the deemed sale of assets resulting, directly or indirectly, from the Elections, (v) all liability for income Taxes of Seller or any affiliate (other than liability for Income Taxes of the Subsidiaries arising out of a Post-closing Period) thereof arising from the application of Treasury Regulations ss. 1.1502-6 or any analogous state or local tax provision. Seller shall be entitled to all refunds with respect to Taxes for which Seller has responsibility hereunder, other than refunds resulting from carrybacks from taxable years beginning after the Closing Date.

      (b) Purchaser shall be liable for and indemnify Seller for the Taxes (and reasonable fees for attorneys and other outside consultants incurred in contesting or otherwise in connection with an such liability as reasonably agreed to by Purchaser) that are not allocated to Seller pursuant to Paragraph
(a).

      (c) For purposes of Sections 11.10(a) and 11.10(b), whenever it is necessary to determine the liability for Taxes of the Subsidiaries or Taxes relating to the Purchased Assets for a portion of a Taxable year or period that begins before and ends after the Closing Date, the determination of such Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that the Seller, or the Subsidiaries, as applicable, had a Taxable year or period which ended at the close of the Closing Date, except that (A) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, and (B) all taxes that are imposed on a periodic basis with respect to the Purchased Asset or otherwise measured by the level of any item such Taxes or items shall be apportioned pro rata by day. For purposes of
Section 11.10(a) and 11.10(b), any state net operating losses that are available as of the Closing Date shall, to the extent permitted by applicable law, be applied first to reduce the gain realized for state Tax purposes on the deemed asset sale resulting from the Elections.

      (d) Parent, Seller and Purchaser will treat any payment by Purchaser or Seller under this Agreement as an adjustment to the Purchase Price unless otherwise required by a final and non-appealable decision, in which case any such payment shall be made on an after tax basis.

      (e) The indemnity set out above in this Section 11.10 shall, anything in this Agreement to the contrary notwithstanding, survive until the expiration of the applicable statutes of limitation, including extensions thereof, and Article XII hereof shall not apply to Taxes.

                                   ARTICLE XII
                          SURVIVAL AND INDEMNIFICATION

      Section 12.01 SURVIVAL. The representations and warranties in Article IV and Article V hereof shall survive the Closing but shall terminate and be of no further force and effect on the third anniversary of the Closing Date; provided that the representations and warranties in Section 4.10 (Mortgage Loans) shall terminate and be of no further force and effect on the date which is eight years and six months after the Closing Date. Unless a specific period is set forth in this Agreement (in which event such specified period shall control), all other covenants and agreements contained in this Agreement shall survive the Closing and remain in effect indefinitely. With respect to a claim for indemnification that may fall under more than one provision of Section 12.02 or 12.03, the expiration of the survival period for a claim under one applicable provision shall not impact in any way a party's right to bring a claim under another applicable provision, the survival period of which has not yet expired.

      Section 12.02 INDEMNIFICATION BY THE SELLER. On the terms set forth herein, the Seller and the Parent, jointly and severally, shall indemnify, defend and hold harmless the Purchaser, each of its Affiliates and each of their respective past, present and future directors, officers, agents and representatives (together, the "Purchaser Indemnitees") from and against any and all liabilities, obligations, claims, suits, damages, civil and criminal penalties and fines, out-of-pocket costs and expenses, including without limitation any reasonable and necessary attorney's and other professional fees, after deducting any insurance proceeds received by the Purchaser Indemnitees in connection therewith ("Purchaser Indemnifiable Losses"), relating to, resulting from or arising out of the following:

      (a) any breach of any representation, warranty, covenant or undertaking by the Seller or the Parent contained in this Agreement or any Related Document;

      (b) any Retained Liabilities or any matters related to the Excluded
Assets;

      (c) any claim by any Employee based on or arising out of matters occurring before the Closing Date;

      (d) any VA No-bids relating to Mortgage Loans originated or committed before the Closing Date; provided that the Seller's and the Parent's obligations pursuant to this clause (d) shall expire on the second anniversary of the Closing Date; and

      (e) any Pre-Closing Servicing Obligations; provided that the Seller's and the Parent's obligations pursuant to this clause (e) shall expire on the date which is eight years and six months after the Closing Date.

      The items described in clauses (a) through (e) above are collectively referred to herein as "Purchaser Claims".

      Section 12.03 INDEMNIFICATION BY THE PURCHASER. On the terms set forth herein, the Purchaser shall indemnify, defend and hold harmless the Seller, each of its Affiliates (including the Parent), and each of their respective past, present and future directors, officers, agents and representatives (together, the "Seller Indemnitees"), from and against any liabilities, obligations, claims, suits, damages, civil and criminal penalties and fines, out-of-pocket costs and expenses, including without limitation any reasonable and necessary attorney's and other professional fees, after deducting any insurance proceeds received by the Seller Indemnitees in connection therewith ("Seller Indemnifiable Losses") relating to, resulting from or arising out of any of the following:

      (a) any breach of any representation, warranty, covenant or undertaking of the Purchaser contained in this Agreement or any Related Document;

      (b) any Assumed Liabilities;

      (c) any matters related to the Purchased Assets based on or arising out of matters occurring after the Closing Date; and

      (d) any claim by any Employee based on or arising out of matters occurring on or after the Closing Date.

      The items described in clauses (a) through (d) above are collectively referred to herein as "Seller Claims".

      Section 12.04 PROCEDURES FOR MAKING CLAIMS AGAINST INDEMNIFYING PARTY.

      (a) Except with respect to third party claims made under Section 12.06 (which shall be governed by that Section), from time to time on or before the first anniversary of the Closing Date, in the case of Section 3.01(a), or the expiration, if any, of the applicable indemnification obligation, in the case of
Section 12.02 or Section 12.03, the Purchaser or the Indemnified Party, as the case may be (a "claimant"), may give notice in substantially the form of Exhibit E hereto to the Seller or the Indemnifying Party, as the case may be, specifying in reasonable detail the nature and dollar amount of any deduction the Purchaser has made from the holdback amount under Section 3.01(a) or any claim under
Section 12.02 or Section 12.03 of this Agreement (each a "claim"); a claimant may from time to time make more than one claim (including any supplements thereto) with respect to any underlying state of facts. If the Seller or the Indemnifying Party, as the case may be, gives notice disputing any claim (a "counter notice") within 30 days following receipt of the notice regarding such claim, such claim shall be resolved as provided in Section 12.04(b). If no counter notice is received by the claimant within such 30-day period, then the dollar amount of the claim as set forth in the original notice shall be deemed established for purposes of this Agreement and, at the end of such 30-day period, in the case of a claim under Section 12.02 or Section 12.03, the Indemnifying Party shall make a payment to the Indemnified Party in the dollar amount claimed in the notice. Any claim pending at the expiration of the indemnification period under Section 12.01, Section 12.02(d) or Section 12.02(e) shall be tolled until such claim has been resolved and the Indemnifying Party has made any required payments to the Indemnified Party.

      (b) If the counter notice as described in Section 12.04(a) is timely received with respect to a claim, the parties shall attempt in good faith to agree on resolution of the disputed amount. The Indemnifying Party shall pay to Indemnified Party all non-disputed amounts in accordance with the time period specified in Section 12.04(a). Any amount mutually agreed upon or awarded to the Indemnified Party under a final and non-appealable Judgment of a court of competent jurisdiction shall be paid by the Indemnifying Party within five Business Days following agreement or Judgment, as applicable. If the parties' agreement or the Judgment determines that a withdrawal of monies from the holdback under Section 3.01(a) was not appropriate, the Purchaser shall replace those monies in the holdback amount, or if the time for maintaining the holdback has expired under Section 3.01(a), pay those monies directly to Seller within five Business Days after such determination.

      Section 12.05 LIMITATIONS AND RULES OF CONSTRUCTION REGARDING INDEMNIFICATION OBLIGATIONS.

      (a) Notwithstanding any other provision in this Agreement, the liability of an Indemnifying Party to indemnify the Purchaser Indemnitees or the Seller Indemnitees, as the case may be (the "Indemnified Party") pursuant to Section
12.02 or Section 12.03 against any Indemnifiable Losses arising out of a breach of a representation or warranty included in Article IV or Article V or pursuant to Section 12.02(d) (relating to VA No-bids) or Section 12.02(e) (relating to Pre-Closing Servicing Obligations) shall be limited to claims as to which the Indemnified Party has given to the Indemnifying Party written notice of a claim within the survival period set forth in Section 12.01, Section 12.02(d) or
Section 12.02(e), as the case may be, whether or not any such Indemnifiable Losses have then actually been sustained.

      (b) For purposes of Section 12.02 and Section 12.03, in determining whether a representation or warranty included in Article IV (except for Section 4.15) or Article V has been breached, any qualification in such representation or warranty with respect to the Indemnifying

Party's Knowledge shall be disregarded (i.e., a breach shall be deemed to have occurred whether or not the Indemnifying Party had Knowledge of the facts giving rise to the breach). For purposes of Section 12.02, in determining whether a representation or warranty included in Article IV has been breached, the Sections of the Disclosure Schedule identified on Schedule 12.05(b) shall be disregarded (i.e., a breach shall be deemed to have occurred whether or not the relevant Section of the Disclosure Schedule gives notice of exceptions to the representation or warranty).

      (c) Notwithstanding anything to the contrary in this Agreement, (i) the Parent's and the Seller's liability for any Purchaser Claims arising out of a breach of the representations and warranties contained in Article IV (other than Section 4.10), and the Purchaser's liability for any Seller Claims arising out of a breach of the representations and warranties contained in Article V, shall be limited as follows: the Indemnifying Party shall be liable for (A) 90% of the first $1,000,000 of all related Indemnifiable Losses, and all such Indemnifiable Losses in excess of $1,000,000, to the extent such Indemnifiable Losses arise from claims made on or before the first anniversary of the Closing Date, (B) 80% of the first $1,000,000 of all related Indemnifiable Losses, and all such Indemnifiable Losses in excess of $1,000,000, to the extent such Indemnifiable Losses arise from claims made after the first anniversary of the Closing Date and on or before the second anniversary of the Closing Date and (C) 50% of all related Indemnifiable Losses to the extent such Indemnifiable Losses arise from claims made after the second anniversary of the Closing Date and on or before the last date on which claims may be made pursuant to this Agreement, and (ii) the Parent's and the Seller's aggregate liability for Mortgage Loan Claims (as defined below) made after the seventh anniversary of the Closing Date and on or before the last date on which claims may be made pursuant to this Agreement shall be limited to the amount, if any, by which $15 million exceeds the amount of all Mortgage Loan Claims previously determined to be Purchaser Indemnifiable Losses pursuant to this Agreement (including, without limitation, pursuant to Section 10.18(b)). "Mortgage Loan Claims" means any Purchaser Claims arising out of (x) a breach of the representations and warranties contained in Section 4.10 or (y) the Pre-Closing Servicing Obligations.

      Section 12.06 DEFENSE OF CLAIMS.

      (a) If an Indemnified Party shall receive written notice of the assertion of any third party claim with respect to which an Indemnifying Party is obligated under this Agreement to provide indemnification, such Indemnified Party shall give the Indemnifying Party prompt notice thereof; PROVIDED, HOWEVER, that the failure of any Indemnified Party to give such notice shall not relieve any Indemnifying Party of its obligations under this Article XII, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice. Such notice shall describe the claim in reasonable detail, and, if practicable, shall indicate the estimated amount of the Indemnifiable Loss that has been or may be sustained by such Indemnified Party.

      (b) An Indemnifying Party, at such Indemnifying Party's own expense and through counsel chosen by such Indemnifying Party (which counsel shall be reasonably satisfactory to the Indemnified Party), may elect to defend any third party claim; and if it so elects, it shall, within 20 Business Days after receiving notice of such third party claim (or sooner, if the nature of such third party claim so requires), notify the Indemnified Party of its intent to do so, and such Indemnified Party shall cooperate in the defense of such third party claim. Such Indemnifying Party shall pay such Indemnified Party's reasonable out-of-pocket expenses incurred in connection with such cooperation. After notice from an Indemnifying Party to an Indemnified Party of its election to assume the defense of a third party claim, such Indemnifying Party shall not be liable to such Indemnified Party under this Article XII for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof; PROVIDED, HOWEVER, that such Indemnified Party shall have the right to employ one counsel to represent such Indemnified Party and all other persons entitled to indemnification in respect of such claim hereunder (which counsel shall be reasonably acceptable to the Indemnifying Party) if, in such Indemnified Party's reasonable judgment, either a conflict of interest between such Indemnified Party and such Indemnifying Party exists in respect of such claim or there may be defenses available to such Indemnified Party which are different from or in addition to those available to such Indemnifying Party, and in that event (i) the reasonable fees and expenses of such separate counsel shall be paid by such Indemnifying Party and (ii) each of such Indemnifying Party and such Indemnified Party shall have the right to direct its own defense in respect of such claim. If any Indemnifying Party elects not to defend against a third party claim, or fails to notify an Indemnified Party of its election within a reasonable period of time, such Indemnified Party may defend, compromise and settle such third party claim; PROVIDED, HOWEVER, that no such Indemnified Party may, without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld), settle or compromise any third party claim or consent to the entry of any Judgment which does not include as an unconditional term thereof the delivery by the claimant to the Indemnifying Party of a written release from all liability in respect of such third party claim. The Indemnifying Party may defend, compromise and settle any third party claim on such terms as it deems appropriate, PROVIDED, HOWEVER, that no Indemnifying Party may, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld), settle or compromise any third party claim or consent to the entry of any Judgment which does not include as an unconditional term thereof the delivery by the claimant to the Indemnified Party of a written release from all liability in respect of such third party claim.

      Section 12.07 REMEDIES EXCLUSIVE. The remedies provided to the parties in this Article XII for the matters set forth in this Article XII shall be exclusive and shall preclude assertion by them of all other rights and the seeking of all other remedies for such matters against any other party hereto; provided that any party hereto shall not be precluded from (i) seeking specific performance or any other available remedy for a breach of a covenant or agreement contained in this Agreement or in any Related Document or (ii) seeking any other remedy explicitly provided by any other provision of this Agreement or a Related Document.

                                  ARTICLE XIII
                                   TERMINATION

      Section 13.01 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

      (a) by mutual consent of the parties hereto;

      (b) upon written notice by any party hereto, if (i) any court of competent jurisdiction in the United States or any other Governmental Agency shall have issued a Judgment or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and (ii) such Judgment or other action shall have become final and nonappealable; or

      (c) upon written notice at any time on or after June 30, 1999 by the Purchaser or the Seller, if the Closing has not occurred by such date, provided that the failure to close is not the result of a material breach of this Agreement by the terminating party.

      Section 13.02 OBLIGATIONS SHALL CEASE. In the event that this Agreement shall be terminated pursuant to Section 13.01 hereof, all obligations of the parties hereto under this Agreement shall terminate and there shall be no liability of any party hereto to any other party except (a) for the obligations with respect to confidentiality and publicity contained in Section 10.11 hereof and (b) as set forth in Section 13.03; provided that nothing contained in this Section shall relieve any party of liability for its bad faith or willful violation of the provisions of this Agreement.

      Section 13.03 FEES AND EXPENSES. Except as otherwise specifically provided herein, each party hereto shall pay all of the fees and expenses incurred by it in connection herewith.

                                   ARTICLE XIV
                                  MISCELLANEOUS

      Section 14.01 COMPLETE AGREEMENT. This Agreement, the Related Documents, the Confidentiality Agreement and the exhibits attached hereto and thereto and the documents referred to herein and therein shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

      Section 14.02 WAIVER, DISCHARGE, ETC. This Agreement may not be released, discharged, abandoned, waived, changed or modified in any manner, except by an instrument in writing signed on behalf of each of the parties hereto by their duly authorized representatives. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way be construed to affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal or unenforceable, the other provisions shall not be affected, but shall remain in full force and effect.

      Section 14.03 NOTICES. All notices, requests and demands to or upon the respective parties hereto shall be in writing, including by telecopy, and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) if delivered by hand (including by courier), when delivered,
(b) in the case of mail, three Business Days after deposit in United States first class mail, postage prepaid and (c) in the case of telecopy notice, when receipt has been confirmed by the transmitting telecopy operator. In each case notice shall be sent to the address of the party to be notified, as follows, or to such other address as may be hereafter designated by the respective parties hereto in accordance with these notice provisions:

            If to the Purchaser, to:

            Citicorp Mortgage, Inc.
            15851 Clayton Road
            Ballwin, Missouri 63011
            Telecopy:  (314) 916-7201
            Attention: Legal Department

            With a copy to:

            Citigroup Inc.
            Corporate Legal Department
            425 Park Avenue - 2nd Floor
            New York, New York  10043
            Telecopy:  (212) 793-4401
            Attention: Stephen Dietz

            If to the Seller or Parent, to:

            Source One Mortgage Services Corporation
            114 Goodwives Road
            Darien, Connecticut 06820
            Telecopy: (203) 655-6044
            Attention: James H. Ozanne

            With a copy to:

            Fund American Enterprises Holdings, Inc.
            80 South Main Street
            Hanover, NH 03755
            Telecopy: (603) 643-4562
            Attention: Terry L. Baxter

      Section 14.04 GOVERNING LAW; WAIVER OF JURY TRIAL.

      (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles.

      (b) Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement or any Related Document.

      Section 14.05 HEADINGS. The descriptive headings of the several Articles and Sections of this agreement are inserted for convenience only and do not constitute a part of this Agreement.

      Section 14.06 SUCCESSORS. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto except with the prior written consent of the other parties or by operation of law, provided that without such consent the Seller may assign its rights and obligations hereunder to the Parent or any of the Parent's direct or indirect wholly owned subsidiaries, and the Purchaser may assign its rights and obligations hereunder to Citigroup Inc. or any of its direct or indirect wholly owned subsidiaries, in which event such assignee shall be substituted for the assignor for purposes of this Agreement to the extent appropriate, but without affecting any liability of the assignor hereunder.

      Section 14.07 THIRD PARTIES. Except as specifically set forth or referred to herein (including, without limitation, in Article XII), nothing herein expressed or implied is intended or shall be construed to confer upon or given any person or entity, other than the parties hereto and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

      Section 14.08 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and each of which shall be deemed an original.

      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized representatives as of the day and year first above written.


                                    SOURCE ONE MORTGAGE SERVICES
                                    CORPORATION,
                                       as Seller


                                    By:
                                        -------------------------------
                                    Name:
                                    Title:


                                    FUND AMERICAN ENTERPRISES HOLDINGS, INC.,
                                       as Parent


                                    By:
                                        -------------------------------
                                    Name:
                                    Title:


                                    CITICORP MORTGAGE, INC.
                                       as Purchaser


                                    By:
                                        -------------------------------
                                    Name:
                                    Title: